UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

______________________________________________

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NovoCure Limited
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2025
To the shareholders of NovoCure Limited:
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (“Annual Meeting”) of NovoCure Limited, a Jersey (Channel Islands) corporation (the “Company”, “Novocure”, “we”, “us” or “our”), will be held on June 4, 2025, at 9:00 a.m. U.S. Eastern Time (“ET”), at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF.
The purpose of the Annual Meeting is to consider and take action on the following:
1.To elect eleven directors named in the Proxy Statement to hold office for a one-year term expiring at our 2026 annual general meeting of shareholders or until their successors are duly elected and qualified or until their offices are vacated;
2.The approval and ratification of the appointment, by the Audit Committee of our Board of Directors (the “Board”), of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY Global”), as the auditor and independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2025;
3.A non-binding advisory vote to approve executive compensation; and
4.Approve our 2025 Employee Share Purchase Plan.
The foregoing items of business will be proposed as ordinary resolutions. These proposals are more fully described in the Proxy Statement. Only shareholders who owned our Ordinary Shares at the close of business on April 4, 2025 (the “Record Date”) can vote at this meeting or at any adjournments that take place or postponements thereof.
A shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint one or more proxies to attend and vote in the place of such shareholder and such proxy or proxies need not also be a shareholder of the Company. We have elected to use the Internet as our primary means of providing our proxy materials to shareholders. Consequently, you will not receive paper copies of our proxy materials (including the proxy card), unless you specifically request such materials. We will send a notice regarding the Internet availability of proxy materials (the “Notice of Internet Availability”) on or about April 21, 2025 to our shareholders of record as of the close of business on the Record Date. The Notice of Internet Availability contains instructions for accessing the proxy materials on the Internet, including the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), and provides information on how shareholders may obtain paper copies free of charge. The Notice of Internet Availability also provides the date, time and location of the Annual Meeting, the matters to be acted upon at the meeting and the recommendation from our Board with regard to each matter, and information on how to attend the meeting. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of mailing these materials.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Other than voting in person at the Annual Meeting, you may vote over the Internet, by telephone or by completing and mailing a proxy card or voting instruction card forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or voting instruction card forwarded by your bank, broker or other holder of record regarding each of these voting options.
Our Board recommends that you vote FOR the election of the director nominees named in Proposal 1 of the Proxy Statement, FOR the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025 in Proposal 2 of the Proxy Statement, FOR the non-binding advisory vote to approve executive compensation in Proposal 3 of the Proxy Statement, and FOR approval of our 2025 Employee Share Purchase Plan in Proposal 4 of the Proxy Statement.
By Order of the Board of Directors
William F. Doyle
Executive Chairman of the Board of Directors
St. Helier, Jersey, Channel Islands
April 21, 2025
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2025
The Proxy Statement, Notice of Annual General Meeting of Shareholders
and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
The Board of Directors (the “Board”) of NovoCure Limited (the “Company”, “Novocure”, “we”, “us” or “our”) is soliciting your proxy to vote at our Annual General Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, June 4, 2025, at 9:00 a.m. U.S. ET, at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF, and any adjournment or postponement of that meeting.
We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability to holders of record of our ordinary shares (“Ordinary Shares”) as of April 4, 2025 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability and on the website referred to in the Notice of Internet Availability, including instructions on how to request paper copies on an ongoing basis. On or about April 21, 2025, we are making this Proxy Statement available on the Internet and are mailing the Notice of Internet Availability to all shareholders entitled to vote at the Annual Meeting.
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), which contains financial statements for the fiscal year ended December 31, 2024, accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Shareholders that receive the Notice of Internet Availability can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the website of the SEC at www.sec.gov. You also may obtain a copy of the Annual Report, without charge, by writing to Investor Relations, NovoCure Limited, 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

PROXY STATEMENT SUMMARY
This Summary highlights certain information included in this Proxy Statement. This Summary does not contain all of the information that you should consider prior to voting. Please review the complete Proxy Statement and the Annual Report that accompanies the Proxy Statement for additional information.

2025 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 4, 2025, at 9:00 a.m. U.S. ET

Place:	Second Floor, No. 4 The Forum,
Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF

Record Date:	April 4, 2025

Voting Deadline:	Votes submitted by Internet, telephone or mail must be received by 11:59 p.m. ET on June 1, 2025 to be counted. Shareholders may also vote in person at the Annual Meeting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter	Board Recommendation	Page Number with More Information
Election of director nominees	FOR all nominees	12
Approval and ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY Global”) as our auditor and independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025	FOR	17
Non-binding advisory vote to approve executive compensation	FOR	18
Approve our 2025 Employee Share Purchase Plan	FOR	19

GENERAL INFORMATION

Stock Symbol	NVCR
Exchange	NASDAQ Global Select Market
Ordinary Shares Outstanding on the Record Date	111,485,134
Registrar and Transfer Agent	Computershare Shareowner Services LLC
Principal Executive Office	Second Floor, No. 4 The Forum, Grenville Street St. Helier, Jersey, Channel Islands JE2 4UF
Corporate Website	www.novocure.com

DIRECTOR NOMINEES
You have the opportunity to vote on the election of the following director nominees whose terms of office are expiring, and in the case of Ms. Cordova, who is being nominated for the first time. Additional information regarding each director nominee’s experience, skills and qualifications to serve as a member of our Board can be found in the Proxy Statement under Proposal 1 – Election of Directors. All of our directors are being elected for a one-year term at the 2025 annual general meeting of shareholders.

Name	Age	Years on Board	Occupation	Independent	Committees
Ashley Cordova	46	—	Chief Executive Officer, Novocure	No	None
Asaf Danziger	58	13	Senior Advisor to Chief Executive Officer, Novocure	No	None
William Doyle	62	21	Executive Chairman, Novocure	No	None
Jeryl Hilleman	67	7	Former Chief Financial Officer of Intersect ENT, Inc.	Yes	Audit
David Hung	67	7	Founder, President and Chief Executive Officer, Nuvation Bio Inc.	Yes	Nominating and Corporate Governance
Kinyip Gabriel Leung	63	14	Former Vice Chairman, Novocure Board	Yes	Nominating and Corporate Governance
Martin Madden	64	8	Former Vice President Research and Development of DePuy-Synthes of Johnson & Johnson	Yes	Audit; Compensation
Allyson Ocean	53	2
Professor of Clinical Medicine at the Weill Medical College of Cornell University; Medical oncologist and attending physician in gastrointestinal oncology at NewYork-Presbyterian Hospital/Weill Cornell Medical Center; Medical oncologist at The Jay Monahan Center for Gastrointestinal Health
				Yes	Nominating and Corporate Governance
Timothy Scannell	60	4	Former President and Chief Operating Officer, Stryker Corporation	Yes	Audit
Kristin Stafford	43	2	Senior Vice President, Chief Accounting Officer, Royalty Pharma plc	Yes	Compensation
William Vernon	69	19	Former Chief Executive Officer of Kraft Foods Group, Inc.	Yes	Compensation

BOARD HIGHLIGHTS
The statistics below relate to our current directors, including nominees:
•73% of our Board members are independent
•Average age of directors is 59
•Average tenure of directors is 8.8 years
•36% of our Board members identify as female
•Highly qualified directors reflect broad mix of business backgrounds, skills and experiences
•73% of directors have international experience
•45% of directors have experience as a public company Chief Executive Officer ("CEO") or executive chair in the past five years

	Independent								Non-independent
Summary of Experience, Qualifications, Attributes and Skills	Hilleman	Hung	Leung	Madden	Ocean	Scannell	Stafford	Vernon	Cordova	Danziger	Doyle
Public Company CEO / Exec. Chair (past 5 years)		✔						✔	✔	✔	✔
Senior Executive Leadership	✔	✔	✔	✔		✔	✔	✔	✔	✔	✔
Commercial		✔	✔			✔	✔	✔		✔
Corporate Governance	✔		✔		✔	✔	✔	✔			✔
Cybersecurity	✔
Financial Literacy	✔			✔		✔	✔		✔		✔
International	✔		✔		✔	✔	✔		✔	✔
Pharmaceuticals / Medical Device	✔	✔	✔	✔	✔		✔	✔	✔	✔	✔
Product Development		✔	✔	✔	✔	✔		✔		✔	✔
Risk Management	✔	✔		✔					✔
Planned Committee Membership
Audit	Chair			✔		✔
Compensation				✔			✔	Chair
Nominating and Corporate Governance		✔	Chair		✔

The table below provides certain highlights of the composition of our Board members and nominees as of the record date, with categories as set forth by Nasdaq Listing Rule 5606):

Board Diversity Matrix (As of April 4, 2025)
Total Number of Directors: 11
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	4	7	—	—
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	4	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

CORPORATE GOVERNANCE HIGHLIGHTS
•Separate Executive Chairman of the Board and Chief Executive Officer positions
•Strong Lead Independent Director position
•Three fully independent Board committees
•Executive session of independent directors and committee members held at each regularly-scheduled Board meeting and committee meeting
•Frequent Board and committee meetings to ensure awareness and alignment
◦Six Board meetings in 2024
◦17 standing committee meetings in 2024
•Directors attended 98% of Board and committee meetings held in 2024
•Annual Board and committee self-assessments and discussions with individual directors
•Strong clawback and anti-hedging/anti-pledging policies
•Senior executives do not receive tax gross-ups on severance or change in control benefits
•Significant share ownership requirements for directors and senior executives
•Our Board and its committees have an active role in risk oversight

2024 CORPORATE ACHIEVEMENTS
Increased adoption of Tumor Treating Fields ("TTFields") therapy
•As of December 31, 2024, 4,126 active patients were using Optune Gio® and Optune Lua®, an increase of 10% from year-end 2023.
•In 2024, 6,472 total prescriptions were received, an increase of 6% compared to 2023.
•Received approval of our Premarket Approval ("PMA") application from the U.S. Food and Drug Administration ("FDA") for the use of Optune Lua concurrent with PD-1/PD-L1 inhibitors or docetaxel for the treatment of adult patients with metastatic non-small cell lung cancer ("NSCLC"). Between approval and December 31, 2024, 52 NSCLC prescriptions were received and 20 active patients were on therapy at year-end.
Advanced our clinical and product development pipelines
•Announced results from the phase 3 METIS clinical trial, which explored the efficacy and safety of TTFields therapy together with best supportive care for the treatment of brain metastases from NSCLC following stereotactic radiosurgery. The METIS trial met its primary endpoint as patients treated with TTFields therapy and best supportive care demonstrated a statistically significant extension in time to intracranial progression compared to patients treated with best supportive care alone. Results from the METIS trial were presented at the at the 2024 American Society of Clinical Oncology Annual Meeting.
•Announced positive top-line results from the phase 3 PANOVA-3 clinical trial, which explored the efficacy and safety of TTFields therapy together with gemcitabine and nab-paclitaxel for the treatment of unresectable, locally-advanced pancreatic cancer. The PANOVA-3 trial met its primary endpoint as patients treated with TTFields therapy, gemcitabine and nab-paclitaxel exhibited a statistically significant extension in overall survival compared to patients treated with gemcitabine and nab-paclitaxel alone.
•Received Breakthrough Device designation from the FDA for the use of TTFields therapy for the treatment of brain metastases from NSCLC, as well as for the treatment of unresectable, locally-advanced pancreatic cancer.
•Received approval of our PMA supplement from the FDA for the new Head Flexible Electrode ("HFE") transducer array for use with Optune Gio for the treatment of adult patients with glioblastoma ("GBM"), which are thinner and lighter than previous array designs. Following approval, we began a controlled transition to the HFE array for all patients in the U.S.
•Completed enrollment of the phase 3 TRIDENT clinical trial studying the use of Optune Gio concomitant with radiation and temozolomide.
•Completed enrollment of the phase 2 PANOVA-4 clinical trial studying the use of TTFields therapy together with paclitaxel, gemcitabine, and the PD-L1 inhibitor atezolizumab for the treatment of metastatic pancreatic cancer.
•Launched the phase 3 KEYNOTE D58 clinical trial exploring the use of TTFields therapy together with pembrolizumab and temozolomide for the treatment of newly diagnosed GBM.
•Launched the phase 2 LUNAR-4 clinical trial studying the use of TTFields therapy together with pembrolizumab for the treatment of metastatic NSCLC in patients previously treated with a PD-1/PD-L1 inhibitor and platinum-based chemotherapy.
Developed and expanded our talent pool
•Announced the retirement of Chief Executive Officer ("CEO"), Asaf Danziger, and the promotion of then Chief Financial Officer, Ashley Cordova, to the role of CEO at year-end 2024. In anticipation of Ms. Cordova's promotion, announced the hiring of new Chief Financial Officer, Christoph Brackmann, effective January 1, 2025.
Created shareholder value by building a profitable business
•Generated $605 million in annual net revenues, an increase of 19% compared to 2023.
•Invested $210 million in research and development initiatives to advance our clinical and product development pipelines.
•Cash, cash equivalents and short-term investments totaling $960 million as of December 31, 2024.

EXECUTIVE COMPENSATION HIGHLIGHTS
The primary objectives of our executive compensation program are to attract, retain and motivate superior executive talent, to provide incentives that reward the achievement of performance goals that we believe support the enhancement of shareholder value and to align the executives’ interests with those of shareholders through long-term incentives. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our shareholders’ long-term interests:

	WHAT WE DO		WHAT WE DON'T DO
✔	Pay for performance	X	No plans that encourage excessive risk
✔	Pay competitively	X	No share option repricing
✔	Align compensation with shareholder interests	X	No gross-ups in the event of a change in control
✔	Double trigger change in control provisions	X	No excessive perks
✔	Independent compensation consultant	X	No special health or welfare benefits
✔	Robust stock ownership and retention guidelines
✔	Clawback and recoupment policy
✔	Anti-hedging and anti-pledging policy
✔	Annual say-on-pay vote

THE PROXY PROCESS AND SHAREHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 111,485,134 Ordinary Shares issued and outstanding and entitled to vote. On each matter to be voted upon, you have one vote for each Ordinary Share you own as of the Record Date.

What am I being asked to vote on?
You are being asked to vote on three proposals:
•Proposal 1: To elect the eleven directors named in this Proxy Statement to hold office for a one-year term expiring at our 2026 annual general meeting of shareholders or until their successors are duly elected and qualified or their offices are vacated;
•Proposal 2: To approve and ratify the appointment, by the Audit Committee of our Board (the “Audit Committee”), of EY Global, as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2025;
•Proposal 3: To hold a non-binding advisory vote to approve our executive compensation; and
•Proposal 4: To approve our 2025 Employee Share Purchase Plan.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?
The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner holding in “street name,” are as follows:

Shareholder of Record—Shares Registered in Your Name
If you are a shareholder of record, you may vote in any of the following manners:
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability or on the proxy card by accessing www.proxyvote.com using the control number contained on the Notice of Internet Availability or proxy card.
•To vote by telephone, call 1-800-690-6903 (toll free). You will need to have the control number printed on your Notice of Internet Availability or proxy card available when you call.
•To vote by mail, complete, sign and date the proxy card and return it promptly to Vote Processing,
c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA. As long as your signed proxy card is received by June 1, 2025, your shares will be voted as you direct.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. ET on June 1, 2025. Proxy cards submitted by mail must be received by 11:59 p.m. ET on June 1, 2025 to be counted. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner—Shares Registered in the Name of Broker, Bank or Other Nominee (“Street Name”)
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you will receive a voting instruction card from that organization. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow such other instructions to submit your vote by the Internet or telephone, if such options are provided by your broker, bank or other nominee. You are also invited to attend the Annual Meeting. However, to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee authorizing you to vote at the Annual Meeting. Contact your broker, bank or other nominee to request a proxy form.

How does the Board recommend I vote on the Proposals?
Our Board recommends that you vote:
•FOR the election of each of the director nominees named in this Proxy Statement (Proposal 1);
•FOR the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2);
•FOR the non-binding advisory resolution to approve our executive compensation (Proposal 3); and
•FOR approval of our 2025 Employee Share Purchase Plan (Proposal 4).

How many votes are needed to approve each proposal?
With respect to Proposal 1, the election of each of the director nominees, each nominee who receives the affirmative vote of the simple majority of votes cast at the Annual Meeting will be elected. Abstentions and votes by a broker that have not been directed by the beneficial owner to vote (“broker non-votes”) will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.
With respect to Proposal 2, the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2025, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposals.
With respect to Proposal 3, the non-binding advisory vote on our executive compensation, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.
With respect to Proposal 4, approval of our 2025 Employee Share Purchase Plan, the affirmative vote of the simple majority of votes cast is required for approval. Abstentions and broker non-votes will not be counted for the purposes of determining the number of votes cast and will accordingly have no effect on the outcome of this proposal.

Who counts the votes?
Broadridge Financial Solutions, Inc. has been engaged as our independent agent, or “Inspector of Election,” to tabulate shareholder votes.

Can I change my vote after submitting my proxy vote?
Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:
•You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•You may send written notice that you are revoking your proxy to our General Counsel, NovoCure Limited, 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA, Attention: General Counsel. Such notice must be received by June 1, 2025.
•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by such broker, bank or other nominee to revoke an earlier vote.

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Proposal 2, the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the fiscal year ending December 31, 2025, is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters without voting instructions from beneficial owners, and therefore no broker non-votes are expected to exist in connection with Proposal 2.
The remaining proposals are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on those proposals. Accordingly, if you own shares in street name through a broker, bank or other nominee, please be sure to provide voting instructions to your nominee to ensure that your vote is counted on each of the proposals.

What if I return a proxy card but do not make specific choices?
If we receive your signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the director nominees, “FOR” the approval and ratification of the appointment of EY Global as our auditor and independent registered public accounting firm for the year ending December 31, 2025, “FOR” the non-binding advisory resolution to approve our executive compensation, and "FOR" approval of our 2025 Employee Share Purchase Plan. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who will solicit proxies on behalf of the Board?
Proxies may be solicited on behalf of the Board by Novocure’s directors, officers and regular employees. Additionally, the Board has retained Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to solicit proxies on the Board’s behalf. We will pay Alliance an estimated fee of $32,000 plus costs and expenses. In addition, Alliance and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
The original solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by Alliance, our directors, officers or other regular employees. Proxies may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Who is paying for this proxy solicitation?
Novocure will pay for the entire cost of soliciting proxies, including the fees due to Alliance, as discussed above. In addition to the mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

What if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, you must follow the instructions for voting on each Notice of Internet Availability or proxy card you receive, as applicable.

How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of Ordinary Shares issued and outstanding and entitled to vote on the business being transacted are present in person or represented by proxy at the time when the Annual Meeting proceeds to business.
If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If within half an hour from the time appointed for the Annual Meeting there is no quorum or if during the Annual Meeting a quorum ceases to be present, the Annual Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the directors shall determine.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Articles of Association (“Articles”) provide that our Board may consist of between two (2) and thirteen (13) directors, as determined by our Board from time to time. As of the date of the meeting, our Board will have eleven (11) members.
Effective from their appointment at the Annual Meeting, directors serve one year terms expiring at the next annual general meeting of shareholders. Each director will hold office until his or her successor has been elected and qualified, or until such director’s earlier death, resignation or removal as provided for in our Articles. If a vacancy arises on our Board during the term of a director’s appointment as a result of death, resignation or removal, then a majority of our directors then in office (acting upon the recommendation of our independent directors or a committee thereof) shall have the power at any time and from time to time to appoint any person to be a director as a replacement to fill the vacancy and such person will serve for the remainder of the term of the director he or she has replaced.
Each person nominated for election at the Annual Meeting has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose.
The following table sets forth, for our director nominees, information with respect to their ages, independence, and length of service on our Board:

Name	Age	Independent	Director Since
Ashley Cordova	46	No	-
Asaf Danziger	58	No	2012
William Doyle	62	No	2004
Jeryl Hilleman	67	Yes	2018
David Hung	67	Yes	2018
Kinyip Gabriel Leung	63	Yes	2011
Martin Madden	64	Yes	2017
Allyson Ocean	53	Yes	2023
Timothy Scannell	60	Yes	2021
Kristin Stafford	43	Yes	2023
William Vernon	69	Yes	2006

Nominees for Election to a One-Year Term Expiring at the 2026 Annual General Meeting of Shareholders

Ashley Cordova
Experience: Ms. Cordova has been our Chief Executive Officer since January 1, 2025. From September 2020 to December 2024, Ms. Cordova served as our Chief Financial Officer and from October 2018 to August 2020, she served as our Senior Vice President, Finance and Investor Relations. Ms. Cordova joined us in June 2014 as Director of Global Treasury. In March 2015, she became our Senior Director, Investor Relations and Global Treasury, and in July 2016, she became our Vice President, Finance and Investor Relations. Prior to joining us, Ms. Cordova served in various financial roles at Zoetis Inc. from 2012 to 2014 and Pfizer Inc. from 2005 to 2012. Ms. Cordova graduated with a bachelor’s degree in Music and Business from Furman University, and earned her International Master of Business Administration from the University of South Carolina.
Education: B.A. in Music and Business from Furman University and earned her International Master of Business Administration from the University of South Carolina.
Other Public Company Directorships: None.
We believe that Ms. Cordova is qualified to serve on our Board due to her service as our Chief Executive Officer and Chief Financial Officer and her extensive knowledge of our Company and industry.

Asaf Danziger
Experience: Mr. Danziger has been our Senior Advisor to the Chief Executive Officer of Novocure since January 1, 2025 and served as our Chief Executive Officer from 2002 to 2024. From 1998 to 2002, Mr. Danziger was CEO of Cybro Medical, a subsidiary of Imagyn Medical Technologies, Inc., a medical products company.
Education: B.Sc. in Material Engineering, Ben Gurion University of the Negev, Israel.
Other Public Company Directorships: None.
We believe that Mr. Danziger is qualified to serve on our Board due to his service as our prior Chief Executive Officer and his extensive knowledge of our Company and industry.

William Doyle
Experience: Mr. Doyle has served as our Executive Chairman since 2016, as Chairman of the Board since 2009 and as a member of our Board of Directors since 2004. From 2002 to 2018, Mr. Doyle was the managing director of WFD Ventures LLC, a private venture capital firm he co-founded. Prior to 2002, Mr. Doyle was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and was Vice President, Licensing and Acquisitions. While at Johnson & Johnson, Mr. Doyle was also chairman of the Medical Devices Research and Development Council, and Worldwide President of Biosense-Webster, Inc. and a member of the board of directors of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. Earlier in his career, Mr. Doyle was a management consultant in the healthcare group of McKinsey & Company. Mr. Doyle is also a member of the Governing Board of the Pershing Square Sohn Cancer Research Alliance. From 2014 to 2016 he was a member of the investment team at Pershing Square Capital Management L.P., a private investment firm and from November 2016 to January 2021, Mr. Doyle served as the Executive Chairman of BlinkHealth LLC.
Education: S.B. in Materials Science and Engineering, Massachusetts Institute of Technology; M.B.A., Harvard Business School.
Other Public Company Directorships: Director of ProKidney Corp. since 2022. Formerly a director of Elanco Animal Health, Inc. from 2020 to 2025, Minerva Neurosciences, Inc. from 2017 to 2023, OptiNose, Inc. from 2004 to 2020 and Zoetis, Inc. from 2015 to 2016.
We believe Mr. Doyle is qualified to serve on our Board due to his business and investment experience and his extensive knowledge of our Company and our industry. Mr. Doyle is a recognized expert in medical devices commercialization with over 20 years’ experience in the advanced technology and healthcare industries as an entrepreneur, executive, management consultant and investor.

Jeryl Hilleman
Experience: Ms. Hilleman retired from Intersect ENT, Inc., a medical device company, where she served as Chief Financial Officer from June 2014 to December 2019. Prior to joining Intersect ENT, Ms. Hilleman served as Chief Financial Officer of several public life sciences companies including Ocera Therapeutics, Inc. from 2013 to 2014, Amyris, Inc., from 2008 to 2012, and Symyx Technologies, Inc. from 1997 to 2007.
Education: A.B. in History, Brown University; M.B.A., Wharton Graduate School of Business.
Other Public Company Directorships: Director of HilleVax since 2020 (HilleVax became public in 2022), director of Cutera, Inc. since July 2024 and director of SI-Bone, Inc. since 2019. Formerly a director of Talis Biomedical from 2021 to 2022, Minerva Neurosciences, Inc. from 2018 to 2024 and of Xenoport, Inc., a biopharmaceutical company, from 2005 until it was acquired in 2016.
We believe that Ms. Hilleman is qualified to serve on our Board due to her business and accounting experience serving as an executive and director of several biotechnology and oncology companies.

David Hung
Experience: Dr. Hung is the founder, President, Chief Executive Officer and Director of Nuvation Bio Inc., a biotech company, since April 2018. Dr. Hung was previously Chief Executive Officer and a Director of Axovant Sciences, Inc., a biopharmaceutical company, from April 2017 to February 2018. As a founder of Medivation Inc. (“Medivation”), a biopharmaceutical company, he served as President, Chief Executive Officer and a Director of Medivation from 2004 to 2016. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer from 1998 to 1999 and as President and Chief Executive Officer and Director from 1999 to 2001.
Education: A.B. in Biology, Harvard College; M.D., University of California, San Francisco, School of Medicine.
Other Public Company Directorships: Director of Nuvation Bio Inc. since 2019. Formerly a director of ARYA Sciences Acquisition Corp. from 2018 to 2021, of Establishment Labs Holdings Inc. from 2016 to 2021, of Axovant Sciences, Inc. from 2017 to 2018, and of Medivation from 2004 to 2016.
We believe that Dr. Hung is qualified to serve on our Board due to his business leadership experience, his medical background and his experience as an executive in our industry and as the Chief Executive Officer of both clinical and commercial stage pharmaceutical companies.

Kinyip Gabriel Leung
Experience: Mr. Leung was the Vice Chairman of our Board and an employee of Novocure from 2011 to 2016, coordinating Novocure’s global commercial operations. From 2003 to 2010, he worked for OSI Pharmaceuticals, Inc. (“OSI”), a specialty pharmaceutical company, prior to its acquisition by Astellas Pharma Inc., last serving as Executive Vice President of OSI and the President of OSI’s Oncology and Diabetes Business. Prior to his tenure at OSI, from 1999 to 2003, Mr. Leung served as Group Vice President of the Global Prescription Business at Pharmacia Corporation, a global pharmaceutical and healthcare company. From 1991 to 1999, Mr. Leung was an executive at Bristol-Myers Squibb Company, a global pharmaceutical and healthcare company.
Education: B.S. with High Honors, University of Texas at Austin; M.S. in Pharmacy, University of Wisconsin-Madison.
Other Public Company Directorships: Formerly a director of Pernix Therapeutics Holdings, Inc. from 2016 to 2019, Albany Molecular Research Inc. from 2010 to 2016 and Delcath Systems, Inc. from 2011 to 2014.
We believe that Mr. Leung is qualified to serve on our Board due to his extensive knowledge of our business as a former employee of Novocure and his experience in our industry, including global management. Specifically, Mr. Leung was responsible for the launch of erlotinib (Tarceva), a chemotherapy drug for non-small cell lung cancer, while at OSI. While at Pharmacia Corporation, Mr. Leung led its

oncology franchise with business and medical affairs operations in over 80 countries. At Bristol-Myers Squibb, he oversaw the growth of chemotherapy drugs Taxol and Paraplatin.

Martin Madden
Experience: Mr. Madden retired after a 30-year career at Johnson & Johnson (1986 to January 2017), where he served as Vice President Research and Development of DePuy-Synthes and Vice President Medical Device R&D transformation from February 2016 to January 2017, as Vice President New Product Development, Medical Devices from July 2015 to February 2016, and as Vice president R&D Global Surgery Group from January 2012 to July 2015. Earlier in his career, Mr. Madden was a medical device engineer and innovator, and a leader of cross-functional teams charged with incubating, developing, and launching new products.
Education: M.B.A., Columbia University; M.S. Mechanical Engineering, Carnegie-Mellon University; B.S. in Mechanical Engineering, University of Dayton.
Other Public Company Directorships: Director of Microbot Medical Inc. since 2017. Formerly a director of TSO3, Inc. (acquired by Stryker Corporation) (2018 to 2019).
We believe that Mr. Madden is qualified to serve on our Board due to his extensive experience with and his status as a world leader in medical device innovation and new product development. During his thirty year tenure with Johnson & Johnson’s medical device organization, Mr. Madden was an innovator and research leader for nearly every medical device business including cardiology, electrophysiology, peripheral vascular surgery, general and colorectal surgery, aesthetics, orthopaedics, sports medicine, spine, and trauma. As an executive and a vice president of Johnson & Johnson, Mr. Madden served on the management boards of Johnson & Johnson’s Global Surgery Group, Ethicon, Ethicon Endo-Surgery, DePuy-Synthes, and Cordis, with responsibility for research and development – inclusive of organic and licensed/acquired technology. He was also chairman of Johnson & Johnson’s Medical Device Research Council, with responsibility for talent strategy and technology acceleration.

Allyson Ocean, M.D.
Experience: Dr. Ocean was elected to our Board in February 2023. Dr. Ocean is currently a Professor of Clinical Medicine at the Weill Medical College of Cornell University, where she has held various positions since 2004. Dr. Ocean also currently serves as a medical oncologist and attending physician in gastrointestinal oncology at NewYork-Presbyterian Hospital/Weill Cornell Medical Center, as well as a medical oncologist at The Jay Monahan Center for Gastrointestinal Health.
Education: Tufts University, B.S. and M.D.
Other Public Company Directorships: None.
We believe that Dr. Ocean is qualified to serve on our Board because she is an internationally recognized academic gastrointestinal medical oncologist, specializing in translational and clinical research, development of novel therapeutics, and patient advocacy. Dr. Ocean is co-founder and Scientific Advisory Board Chair of Let’s Win Pancreatic Cancer, an award-winning non-profit organization missioned to increase access to treatment options and clinical trials for patients with pancreatic cancer. Additionally, Dr. Ocean serves on several scientific advisory boards, from which she brings extensive knowledge from both the clinical and patient experience perspective.

Timothy Scannell
Experience: Mr. Scannell was elected to our Board in February 2021. He recently retired after 32 years of service at Stryker Corporation. At Stryker, Mr. Scannell served as President and Chief Operating Officer from 2018 to 2021. Prior to this position, he served as group president of MedSurg and Neurotechnology from 2008 to 2018 and previously served as vice president/general manager of Stryker Biotech and president of Stryker Spine.
Education: University of Notre Dame, B.A. and M.B.A. in Business Administration.

Other Public Company Directorships: Director since 2014 and Chairman of the Board since 2019 of Insulet Corporation and director of Masimo Corporation since 2024. Formerly a director of Renalytix plc from March 2022 to October 2023, of Molekule, Inc. from 2022 to March 2024 and of Exact Sciences Corporation from October 2023 to June 2024.
We believe Mr. Scannell is qualified to serve on our Board due to his extensive business experience in our industry and as an executive leading a high-growth med-tech public company.

Kristin Stafford
Experience: Ms. Stafford was elected to our Board in March 2023. Ms. Stafford is currently Senior Vice President, Chief Accounting Officer for Royalty Pharma plc, a position she has held since December 2018. Prior to this position, she served as Vice President, Finance of Royalty Pharma and Chief Financial Officer of BioPharma Credit plc, an affiliate of Royal Pharma, from 2016 to 2018. Ms. Stafford is a Certified Public Accountant and holds a bachelor of science degree in business administration from Sonoma State University.
Education: Sonoma State University, B.S. in Business Administration.
Other Public Company Directorships: None.
We believe that Ms. Stafford is qualified to serve on our Board because of her extensive financial expertise as a senior executive in the pharmaceutical industry and her earlier background as an accounting professional in other industries, including as a company controller and as an independent auditor.

William Vernon
Experience: Mr. Vernon has served as our Lead Independent Director since May 2016. Mr. Vernon served as the Chief Executive Officer of Kraft Foods Group, Inc., a food products company, from 2012 to 2014 and also served as its Senior Advisor through May 2015. From 2009 to 2011, Mr. Vernon served as the President of Kraft Foods North America and an Executive Vice President of Kraft Foods. From 2006 to 2009, Mr. Vernon served as the healthcare industry partner for Ripplewood Holdings, a private equity firm. From 1982 to 2006, Mr. Vernon held various roles at Johnson & Johnson. He served as company Group Chairman of DePuy Orthopaedics, a provider of orthopedic products and services, from 2004 to 2005, President of Centocor, a biotechnology company, from 2001 to 2004, President of McNeil Consumer Pharmaceuticals and Nutritionals, Worldwide, an OTC and nutritional products company, from 1999 to 2001 and President of The Johnson & Johnson-Merck Joint Venture, an OTC remedies company, from 1995 to 1999.
Education: B.A. in History, Lawrence University; M.B.A., Northwestern University’s Kellogg School of Management.
Other Public Company Directorships: Director of Nuvation Bio Inc. since 2021 and director of McCormick & Company since 2017. Formerly a director of Intersect ENT Inc., a healthcare equipment company, from 2015 to 2021, a director of The White Wave Foods Company, a food products company, from 2016 to 2017, a director of Axovant Sciences from 2017 to 2018, a director of Medivation, Inc., from 2006 to 2016, and a director of the Kraft Foods Group from 2012 to 2015.
We believe Mr. Vernon is qualified to serve on our Board due to his business and investment experience as an executive in our industry and as the former Chief Executive Officer of a global Fortune 500 company, with particular expertise in marketing.
OUR BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE NAMED IN THIS PROXY STATEMENT

PROPOSAL 2
APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has engaged EY Global as our auditor and independent registered public accounting firm for the year ending December 31, 2025, and is seeking ratification of such appointment by our shareholders at the Annual Meeting. EY Global has audited our financial statements since 2003. Representatives of EY Global are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Jersey company law requires us to appoint an auditor at each annual general meeting to hold office from the conclusion of that meeting to the conclusion of the next annual general meeting. It is therefore proposed that the shareholders approve and thereby ratify the reappointment of EY Global as our auditor and independent registered public accounting firm. If our shareholders fail to approve and ratify the selection, our Audit Committee will reconsider whether or not to retain EY Global. Our Audit Committee will determine the fees to be paid to the auditors for the year ending December 31, 2025.

Principal Accountant Fees and Services
The following table provides information regarding the fees incurred to EY Global during the years ended December 31, 2024 and 2023. All fees described below were pre-approved by our Audit Committee.

	Year Ended December 31,
	2024	2023
Audit Fees (1)	$948,000	$907,301
Tax Fees (2)	—	7,613
Other	57,551	—
Total Fees	$1,005,551	$914,914
(1)Audit Fees consist of fees billed for professional services performed by EY Global for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements.
(2)Tax Fees consist of fees for professional services, including tax consulting and compliance services and transfer pricing services performed by EY Global.

Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement.
OUR BOARD AND OUR AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE APPROVAL AND RATIFICATION OF APPOINTMENT OF EY GLOBAL AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) enables our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the 2024 Summary Compensation Table and the related compensation tables, notes, and narratives in this Proxy Statement. This proposal, known as a “Say-on-Pay" proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The Say-on-Pay vote is advisory and, therefore, it is not binding on us, our Board or our Compensation Committee. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee and our Board will consider when determining executive compensation following the Annual Meeting. Consistent with the preference of our shareholders as determined by the last vote to approve the frequency of our Say-on-Pay vote, we intend to conduct a Say-on-Pay vote annually.
Our compensation programs are designed to support our business goals and promote our long-term profitable growth. Our equity programs are intended to align compensation with the long-term interests of our shareholders. We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2024 Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers. Our Board and our Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company's recent and long-term success. Accordingly, we ask our shareholders to vote “FOR” the approval of our executive compensation on a non-binding advisory basis.
OUR BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION
RESOLVED, that the compensation of our named executive officers as disclosed in “Compensation
Discussion and Analysis,” the 2024 Summary Compensation Table and the related compensation tables, notes, and narratives in this Proxy Statement is hereby APPROVED.

PROPOSAL 4
APPROVAL OF OUR 2025 EMPLOYEE SHARE PURCHASE PLAN
We are asking shareholders to approve the NovoCure Limited 2025 Employee Share Purchase Plan (the “2025 ESPP”), which was adopted by our Board on February 26, 2025, subject to shareholder approval. We are seeking shareholder approval of the 2025 ESPP as a successor to our existing Employee Share Purchase Plan that was adopted in 2015 (the “2015 Plan”) and which will terminate as of the date our shareholders approve the 2025 ESPP. If the 2025 ESPP is not approved by our shareholders, we will continue to operate our 2015 Plan in accordance with its terms until the earlier of its expiration date in September 2025 or we deplete the available shares under our 2015 Plan.
Why We are Asking our Shareholders to Approve the 2025 ESPP
Currently, we maintain the 2015 Plan to encourage and enable our eligible employees to acquire proprietary interests through the ownership of our Ordinary Shares. We believe that employees who participate in the ESPP will be aligned with shareholder goals: stock price growth, profitability, and long-term value. Our Board decided to adopt and seek approval for the 2025 ESPP as the successor to the 2015 Plan because the 2015 Plan would expire pursuant to its terms in September 2025 and the Board desired to update the plan provisions to conform with certain current market practices in response to feedback from our shareholders. The 2025 ESPP will not have an automatic replenishment feature (also known as an evergreen provision).
Approval of the 2025 ESPP by our shareholders will allow us to continue to offer Ordinary Shares in order to secure and retain the services of our employees, executive officers and directors, and to provide incentives that are designed to align the interests of our employees and directors with the interests of our shareholders.
Requested Shares
We are seeking shareholder approval of 6,507,843 shares for issuance under the 2025 ESPP (less the number of Ordinary Shares issued on June 30, 2025, the last “Purchase Date” pursuant to the 2015 Plan). If shareholders approve the 2025 ESPP, it will become effective on the date of the annual meeting (the “Effective Date”) and no offerings will be made under the 2015 Plan on or after such date. Any open offerings under the 2015 Plan on the Effective Date of the 2025 Plan will remain subject to and will be issued under the 2015 Plan.
We are seeking approval to issue 6,507,843 shares (less the number of shares issued on the last “Purchase Date” pursuant to the 2015 Plan) under the 2025 ESPP, all of which remained available under the 2015 Plan and will carry forward into the 2025 ESPP. No offerings will be made under the 2025 ESPP unless shareholders approve it at the annual meeting. If shareholders do not approve the 2025 ESPP, we will continue the open offering under the 2015 Plan until its expiration in September 2025. As of the Record Date, 6,507,843 shares remained available for issuance under our 2015 Plan and 1,133,161 shares were sold pursuant to offerings under our 2015 Plan.
Based on historic grant practices and our current share price, our Board has estimated that the aggregate number of shares requested to be approved should be sufficient to cover awards for the next ten year(s).
Material Features of the 2025 ESPP
Below is a summary of the 2025 ESPP, which is qualified entirely by reference to the complete text of the 2025 ESPP, a copy of which is attached as Appendix A to this proxy statement.
Purpose of the 2025 ESPP. The purpose of the 2025 ESPP is to provide an added incentive for eligible employees to have the opportunity to purchase our Ordinary Shares at a discount to fair market value through payroll deductions. The ESPP (i) aligns the interests of our shareholders and eligible employees by allowing our employees to invest in the our growth and success, (ii) advances our interests by attracting, retaining, and rewarding eligible employees, and (iii) motivates eligible employees to act in our long-term best interests.
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code (the “Code”).
Administration. As authorized by the 2025 ESPP, our Board of Directors has delegated administration of the 2025 ESPP to the Compensation Committee. The Compensation Committee has the authority to make rules and regulations for the administration by management of the 2025 ESPP, and its interpretation and decisions with regard to the 2025 ESPP are final and binding on all parties.
Eligibility. Generally, all of our regular employees including those of our designated subsidiaries (i) who have been employees for 90 or more days, and (ii) whose customary employment is for at least 20 hours per week and more than five months in a calendar year are eligible to participate in the 2025 ESPP, excluding any employee who owns shares that constitute 5% or more of the total combined voting power or value of all classes of our shares or any subsidiary. We estimate that, approximately 1,450 employees are eligible to participate in the 2025 ESPP.
Offering Periods. Unless otherwise determined by the Compensation Committee, each offering period under the 2025 ESPP will be six months and the purchase date will be the last day of the offering period. Offering periods may be consecutive. If the 2025 ESPP is approved by the shareholders, the first offering period under the 2025 ESPP will commence on July 1, 2025 and will have a six-month duration, closing on December 31, 2025. Thereafter, a new six-month offering period will commence on each subsequent January 1 and July 1, with each such offering period consisting of a single six-month purchase period ending on June 30 and December 31, respectively, except as otherwise provided by the Compensation Committee. No offering period will have a duration exceeding 27 months.
Participation in the Plan. Eligible employees become participants in the 2025 ESPP by executing and delivering to us an enrollment form in accordance with the procedures established by the Compensation Committee or its designated administrator during each "Subscription Period," which begins on the first day of the month immediately preceding an offering period and ending on the 20th day of such month. The enrollment form specifies the employee’s contribution percentage (which must be between 1% and 10% of the participant's salary) and authorizes us to make after-tax payroll deductions for the purchase of Ordinary Shares under the 2025 ESPP. Payroll deductions may not exceed $25,000 in any calendar year.
A participant may increase or decrease their contribution percentage or discontinue his or her participation in the 2025 ESPP completely by delivering written notice to us and following any procedures established for such purpose, including a minimum notice period prior to the end of an offering period. Upon a withdrawal from the 2025 ESPP during an offering period, all payroll deductions for the offering period will be returned to the participant. The participant may not re-elect to participate in the 2025 ESPP during the applicable offering period but may make a new election to participate in any future offering period. Unless the participant’s participation is discontinued, the purchase of Ordinary Shares occurs automatically at the end of the offering period. Once an employee becomes a participant, he or she will automatically be enrolled in subsequent offering periods unless the employee withdraws from the 2025 ESPP or becomes ineligible to participate.
Purchase Price. The purchase price per share at which our Ordinary Shares are sold under the 2025 ESPP is the lower of (i) 85% of the fair market value of such Ordinary Shares on the first trading day of an offering period, or (ii) 85% of the fair market value of such Ordinary Shares on the last trading day of the offering period. The fair market value of the shares of our Ordinary Shares on a given date is the closing price per share of our Ordinary Shares on the NASDAQ Global Market as of such date. On the Record Date, the closing sales price per share of our Ordinary Shares as reported on the NASDAQ Global Market was $16.49. Because employee participants may purchase our Ordinary Shares at a discount to the fair market value, the value of the purchase of shares of Ordinary Shares under the 2025 ESPP is not currently determinable.
Delivery of Shares; Account Balances. On the last trading day of the offering period, the balance of a participant’s account under the 2025 ESPP will be applied to the purchase of the number of shares of Ordinary Shares determined by dividing the account balance by the purchase price. No fractional shares of common stock will be delivered under the ESPP. Any funds available from payroll deductions not used to purchase Ordinary Shares because such amount is insufficient to purchase a whole Ordinary Share (a “Fractional Rollover”) will be carried over to the following offering period or returned, without interest, to the participant if the participant timely withdraws from the 2025 ESPP. All other payroll deductions credited to the participant’s account and not used to purchase Ordinary Shares will be distributed to the Participant, without interest.
Termination of Employment. If a participant’s employment terminates for any reason, or if a participant ceases to be an eligible employee, the entire payroll deduction amount to the credit of such participant, without interest, will be refunded to such employee and their ability to continue to purchase Ordinary Shares in the 2025 Plan shall cease.

Adjustment or Changes in Capitalization. In the event of any change in the outstanding shares of our Ordinary Shares by reason of a stock split, stock dividend, recapitalization, partial or complete liquidation, reclassification, merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination, or other corporate event or distribution of shares or property affecting such Ordinary Shares, the aggregate number of Ordinary Shares available under the 2025 ESPP, the maximum number of such Ordinary Shares that each participant may purchase during an offering period or over a calendar year, and the per-share price used to determine the purchase price, will be appropriately adjusted in accordance with the determination made by the Compensation Committee.
Non-Assignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to enrolling in the 2025 ESPP or to receive Ordinary Shares under the 2025 ESPP Plan may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that we may treat such act as a cancellation of a participant’s election to participate in the 2025 ESPP.
Amendment and Termination of the ESPP. By action of the Board of Directors or the Compensation Committee, the 2025 ESPP may be amended. No amendment may make any change that adversely affects the rights of a participant with respect to the terms of a currently open offering period. Certain amendments may require shareholder approval in order to satisfy Code Section 423 or to comply with any other applicable law, regulation or stock exchange rule. Further, the Board of Directors or the Compensation Committee may amend the 2025 ESPP at any time without participant consent to comply with the laws of Jersey, Channel Islands. Also by action of the Board of Directors or the Compensation Committee, the 2025 ESPP may be terminated or frozen. No such termination will adversely affect a currently open offering period. The 2025 ESPP will automatically terminate, and no further Options will be granted under the 2025 ESPP, immediately after the tenth anniversary of the date the 2025 ESPP is approved by shareholders, if the 2025 ESPP has not been terminated earlier. Upon termination of the 2025 ESPP, we will return or distribute to participants any payroll deductions credited to their account (that have not been used to purchase Ordinary Shares) and will distribute to them or credit to their brokerage account any Ordinary Shares credited to their account. Upon the freezing of the 2025 ESPP, any payroll deductions credited to a participant's account (that have not been used to purchase Ordinary Shares) will be used to purchase Ordinary Shares on the effective date of the freezing of the 2025 ESPP.
Registration with the SEC. If our shareholders approve the 2025 ESPP, we intend to file with the SEC amendments to our existing registration statements on Form S-8 to include the terms of the 2025 ESPP as soon as reasonably possible. No new registration statement will be necessary, as no new shares of Ordinary Shares are being reserved for issuance under the 2025 ESPP.
New Plan Benefits
Because benefits under the 2025 ESPP will depend on employees’ elections to participate and the fair market value of the Ordinary Shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2025 ESPP is approved by the shareholders.
Non-U.S. Participants
The Compensation Committee will have the power, in its discretion, to adopt one or more sub-plans of the 2025 ESPP as the Compensation Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity, provided that any such sub-plan will not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any of the provisions of any such sub-plan may supersede the provisions of the 2025 ESPP, other than as provided in the 2025 ESPP. Except as superseded by the provisions of a sub-plan, the provisions of the 2025 ESPP will govern such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Compensation Committee will have the power, in its discretion, to grant purchase rights in an offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of purchase rights granted under the same offering to employees resident in the United States.
Federal Income Tax Consequences
The 2025 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, no taxable income should be recognized by a participant with respect to Ordinary

Shares purchased under the 2025 ESPP either at the time of enrollment or at any purchase date within an offering period.
If a participant disposes of Ordinary Shares purchased pursuant to the 2025 ESPP more than two years from the applicable grant date (i.e. the first day of an offering period), and more than one year from the applicable purchase date, the participant will recognize ordinary compensation income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) the excess of the fair market value of the shares as of the grant date over the purchase price (determined assuming purchase on the grant date). Any gain on the disposition in excess of the amount treated as ordinary compensation income will be long-term capital gain.
We are not entitled to take a deduction for the amount of the discount in the circumstances indicated above.
If the participant disposes of shares purchased pursuant to the 2025 ESPP within two years after the grant date or one year after the purchase date, the employee will recognize ordinary compensation income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. We are entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.
The federal income tax rules relating to employee stock purchase plans qualifying under Section 423 of the Code are complex. Therefore, the foregoing outline is intended to summarize only certain major federal income tax rules concerning qualified employee stock purchase plans.

Board Recommendation
Our Board recommends the approval of Proposal No. 4 because the 2025 ESPP is an important incentive in attracting and retaining talent, in motivating individuals to contribute to the Company’s future growth and success, and in aligning the long-term interest of these individuals with those of the Company’s shareholders.
To be approved, Proposal 4 must receive a “For” vote from the majority of all shares present and entitled to vote on the matter, either in person or by proxy. An abstention will have the same effect as an “Against” vote. Broker non-votes will have no effect.
OUR BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION
RESOLVED, that the NovoCure Limited 2025 Employee Share Purchase Plan is hereby APPROVED.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended or under the Exchange Act (the “Securities Act”), except to the extent we specifically incorporate this Report by reference.
Our Audit Committee oversees the Company’s corporate accounting and financial reporting process on behalf of our Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed with management the audited consolidated financial statements filed in the Company’s Annual Report, including a discussion of the quality, not just acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Our Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ listing standards.
Our Audit Committee has discussed with EY Global, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our Audit Committee has received the written disclosures and the letter from EY Global required by applicable requirements of the Public Company Accounting Oversight Board regarding EY Global’s communications with our Audit Committee concerning independence and has discussed with EY Global its independence. Our Audit Committee also considered whether EY Global’s provision of any non-audit services to the Company is compatible with maintaining EY Global’s independence.
Based on the review and discussions described above, among other things, our Audit Committee recommended to our Board that the audited financial statements be included in the Company’s Annual Report for filing with the SEC. Our Audit Committee also approved the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
Jeryl Hilleman, Chair
Martin Madden
Timothy Scannell

CORPORATE GOVERNANCE

Independence of the Board of Directors
Our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and all other facts and circumstances our Board deemed relevant in determining their independence, including beneficial ownership of our Ordinary Shares, our Board has determined that none of our nominees and directors, other than Ms. Cordova and Messrs. Danziger and Doyle, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Mr. Doyle and Ms. Cordova are not considered independent because they are each employees of the Company. Mr. Danziger is not considered independent because he is an employee of the Company as a Senior Advisor and is the former Chief Executive Officer of the Company.

Board Leadership Structure
Given the unique nature of our business as the first commercialized oncology medical device company, we believe that our leadership structure positions our Company for continued long-term growth. We have an Executive Chairman, a separate Chief Executive Officer, and a Lead Independent Director. Our Executive Chairman, Mr. Doyle, and our Chief Executive Officer, Ms. Cordova, work closely together, in consultation with our Lead Independent Director, Mr. Vernon, to set the strategic direction of the Company. Mr. Doyle, who has been involved with our Company as either an investor or an employee since 2004, focuses on Board leadership, strategic initiatives, investor relations, business development, advocacy and public policy matters. Ms. Cordova, an industry veteran who has been with our Company since 2014, primarily focuses on strategically managing our growing global business, driving operational performance, leadership development, investor relations and other key business matters. The Board believes this separation of responsibilities is optimal for us at this time, enhancing our Board’s oversight by leveraging the clearly defined responsibilities of our Executive Chairman and our Chief Executive Officer and permitting Ms. Cordova to focus on the day-to-day operation and management of our Company. Our leadership structure ensures a seamless flow of communication between management and our Board, particularly with respect to our Board’s oversight of the Company’s strategic direction, as well as our Board’s ability to ensure management’s focused execution of that strategy. Our Lead Independent Director balances our Executive Chairman and Chief Executive Officer roles, providing independent leadership of our Board and exercising critical duties in the boardroom to ensure effective and independent Board decision-making.
Our Corporate Governance Guidelines provide that if the Chairman of our Board is not an independent director (as determined by our Board or our Nominating and Corporate Governance Committee), our independent directors have the discretion to annually elect an independent director to serve as Lead Independent Director. Although elected annually, our Lead Independent Director is generally expected to serve for more than one year. To facilitate this decision-making, our Nominating and Corporate Governance Committee annually discusses our Board leadership structure, providing its recommendation on the appropriate structure for the following year to our independent directors. Our independent directors do not view any particular Board leadership structure as generally preferred; they make an informed annual determination taking into account our financial and operational strategies and any feedback received from our shareholders.
Our Corporate Governance Guidelines clearly delineate the duties of our Lead Independent Director, which are as follows:
•Preside over all meetings of our Board at which the Executive Chairman is not present, including executive sessions of the independent directors;
•Have the authority to call meetings of the independent directors when necessary or appropriate;
•Serve as liaison between the Executive Chairman and Chief Executive Officer and our independent directors;

•Review matters such as meeting agendas, meeting schedules and to assure sufficient time for discussion of agenda items and, where appropriate, information sent to our Board; and
•If requested by significant shareholders, ensure that he or she is available, when appropriate, for consultation and direct communication.
In addition to these responsibilities, our Lead Independent Director regularly consults with our Executive Chairman and our Chief Executive Officer to guide management's ongoing engagement with our Board on strategies and related risks.
Supplementing our Lead Independent Director in providing independent Board leadership are our committee chairs, all of whom are independent. Our Nominating and Corporate Governance Committee evaluates the performance of our Board, including its interactions with our executive management team, annually, and discusses its evaluation in executive session with our independent directors. Based on these evaluations, we believe our current Board leadership structure provides effective independent oversight of our Company.

Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board as a whole and through various committees administers the risk management function, monitoring exposure to and mitigation of a variety of risks, including operational, financial, legal and regulatory, strategic and reputational risks. Our Board's approach to risk oversight is designed to support the achievement of organizational objectives, improve long-term organizational performance and enhance shareholder value. A fundamental part of our risk oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for our Company.
Our Board committees consider risks within their respective areas of oversight responsibility and advise the Board of any significant risks and management's response to those risks via periodic committee reports to the full Board. Our Audit Committee is responsible for overseeing our integrated enterprise risk management function as a whole, as well as overseeing our major financial risk exposures and the steps our management has taken to monitor, as well as overseeing the performance of our internal audit function and considering and approving or disapproving any related party transactions. The Audit Committee also reviews and assesses information regarding cybersecurity risks and mitigation strategies (such as insurance, employee training and penetration testing) with management on a quarterly basis. Our Compensation Committee assesses and monitors risks relating to our compensation programs and policies. The results of the compensation risk assessment are described below under "Risk Considerations in Our Compensation Program." Our Nominating and Corporate Governance Committee considers risks relating to our corporate governance and the marketing, promotion, safety and sale of our products.
While the Board oversees risk management, our management team is responsible for managing risk on a day-to-day basis. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Board Committees
Our Board has three standing committees: Audit, Compensation and Nominating and Corporate Governance. The charters of each committee are available to shareholders in the “Corporate Governance” section of our investor relations website at www.novocure.com.

The following table shows the current membership of these committees:

	Danziger	Doyle	Hilleman	Hung	Leung	Madden	Ocean	Scannell	Stafford	Vernon
Audit			Chair			✔		✔
Audit Committee Financial Expert			✔					✔
Compensation						✔			✔	Chair
Nominating and Corporate Governance				✔	Chair		✔
The principal responsibilities of each of these committees are described generally below and in greater detail in their respective committee charters.

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting processes and audits of our financial statements. Our Audit Committee is responsible for, among other things:
•appointing our independent registered public accounting firm;
•evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•determining the terms of our engagement of our independent registered public accounting firm;
•reviewing and approving the scope of the annual audit plan and general audit approach and the audit fee and other fees;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements along with our compliance with our policies, and ensuring that management has the proper review system in place for determining that our financial statements, reports and other financial information disseminated to the Securities and Exchange Commission and the public satisfy legal requirements; including compliance with the any cybersecurity disclosure obligations, each as may be required by Securities and Exchange Commission rules and regulations;
•reviewing and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•monitoring and ensuring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding our Code of Conduct and related policies, accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of complaints regarding questionable accounting or auditing matters and reviewing such complaints;
•reviewing and approving related party transactions;
•reviewing and monitoring our risk assessment and risk management policies, including cybersecurity (excluding data privacy) and operational risks;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as our Audit Committee deems necessary;
•reviewing reports to management prepared by the internal audit function, if any, as well as management’s responses;

•reviewing and discussing with management and the independent auditor our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual quarterly reports to be filed with the SEC;
•reviewing, at least annually, the Audit Committee charter and the committee’s performance; and
•handling such other matters that are delegated to our Audit Committee by our Board from time to time.
All members of our Audit Committee meet the requirements for financial literacy under the applicable rules of NASDAQ. Ms. Hilleman and Mr. Scannell qualified and served as an Audit Committee Financial Expert as defined under the applicable rules and regulations of the SEC. Under the rules and regulations of the SEC and NASDAQ, members of our Audit Committee must also meet independence standards under Rule 10A-3 of the Exchange Act. All members of our Audit Committee meet the applicable independence standards under NASDAQ rules and Rule 10A-3 of the Exchange Act.

Compensation Committee
Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers, directors, non-employees and employees. Our Compensation Committee is responsible for, among other things:
•discharging our Board’s responsibilities relating to compensation of our directors and executive officers;
•overseeing the administration of our overall compensation and employee benefits plans, particularly cash incentive compensation and equity-based plans;
•periodically reviewing, considering, and approving a philosophy for compensation of the Company’s executive officers and other employees in order to attract, retain, engage, and reward employees in a competitive market and to maintain a link between compensation and Company and executive performance;
•at least annually, reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and setting the Chief Executive Officer’s compensation;
•at least annually, reviewing and approving, with the input of our Chief Executive Officer, the compensation of our other executive officers and approving employment, consulting, severance, retirement and/or change in control agreements or provisions with respect to any current or former executive officers;
•at least annually, reviewing and approving succession plans for our Chief Executive Officer and other executive officers;
•periodically reviewing and making recommendations to our Board regarding director compensation;
•overseeing the implementation and administration of our equity compensation plans (including reviewing and approving the adoption of new plans or amendments or modifications to existing plans, subject to shareholder approval, as necessary);
•retaining or obtaining the advice of a compensation consultant, independent legal counsel or other adviser (only after considering certain specified factors identified by the SEC or NASDAQ listing standards), with direct responsibility for the appointment, compensation and oversight of the work of any such compensation consultant, independent legal counsel and other adviser retained by our Compensation Committee;
•to the extent required by NASDAQ listing standards or otherwise determined to be advisable by the Committee, developing, and implementing, and adjudicating policies with respect to the recovery or “clawback” of any excess compensation (including stock options) paid to any of our executive officers based on erroneous data or as otherwise provided by such policies;

•reviewing from time to time the Compensation Committee charter and the committee’s performance; and
•exercising such other authorities and responsibilities as may be delegated to our Compensation Committee by our Board from time to time.
Each of the members of our Compensation Committee is a “non-employee” director as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”) and an independent director under applicable NASDAQ rules. The Committee may, in its discretion, delegate all or a portion of its duties, responsibilities and authority to subcommittees.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying and screening candidates for our Board and recommending nominees for election as directors and the persons to be appointed by the Board to fill any vacancies on the Board;
•recommending one or more “audit committee financial experts” (as defined under applicable SEC rules) for our Audit Committee;
•establishing procedures to exercise oversight of the evaluation of our Board and management;
•developing and recommending to our Board a set of corporate governance guidelines, as well as periodically reviewing these guidelines and recommending any changes to our Board;
•reviewing the structure of our Board committees and recommending to our Board for its approval directors to serve as members of each committee and, where appropriate, making recommendations regarding the removal of any member of any committee;
•reviewing and evaluating the Company’s corporate responsibility policies on at least an annual basis, reviewing and approving the Company’s corporate responsibility public disclosures, and recommending any proposed changes to management and/or the Board as appropriate;
•reviewing and assessing the adequacy of its formal written charter on an annual basis;
•reviewing the content, operations and effectiveness of our compliance program as it relates to the marketing, promotion and sale of products on an annual basis that shall include updates and reports by the Company’s Chief Compliance Officer and other compliance personnel on their activities and updates about adoption and implementation of policies, procedures and practices designed to ensure compliance with the U.S. Federal Food, Drug and Cosmetic Act, analogous laws in other jurisdictions and other applicable legal requirements;
•reviewing the relationships that each director has with us for purposes of determining independence;
•reviewing our safety program and related policies and procedures;
•reviewing legal compliance matters, including our corporate securities trading and data privacy policies; and
•generally advising our Board on corporate governance and related matters.
Each member of our Nominating and Corporate Governance Committee is an independent director under the rules of NASDAQ.

Meetings of the Board of Directors, Board and Committee Member Attendance, and Annual Meeting Attendance
Our Board met six times during 2024. Our Audit Committee met six times, our Compensation Committee met seven times, and our Nominating and Corporate Governance Committee met four times. During 2024, our Board members attended 98% of the meetings of our Board and of the committees on which he or she served that occurred while such director was a member of our Board and such committees.

All of our directors are expected to attend our annual general meetings of shareholders. Eight of our ten directors attended our annual general meeting of shareholders held in June 2024.

Director Nomination Process
Our Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Although we do not have a formal diversity policy, in considering diversity of our Board, and consistent with our Policy on Consideration of Director Candidates, our Nominating and Corporate Governance Committee will take into account various factors and perspectives, including differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.
Our Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up. In its assessment of the needs of our Board and its evaluation of director nominees, our Nominating and Corporate Governance Committee will consider factors such as:
•the ability of the candidate to represent the best interests of all of the shareholders of the Company;
•the candidate’s commitment to enhancing long-term shareholder value;
•the candidate’s standards of integrity, ethics, commitment and independence of thought and judgment;
•the candidate’s record of professional accomplishment in his/her chosen field;
•the candidate’s independence from a material personal, financial or professional interest in any present or potential competitor of the Company;
•the candidate’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties on the Board and its Committees, including the candidate’s service on other public company boards;
•the extent to which the candidate contributes to the range of talent, skill and expertise on the Board;
•the extent to which the candidate contributes to the diversity of the Board, including differences of viewpoint, professional experience, education, and skill;
•the balance of management and independent directors; and
•the need for Audit Committee expertise.
Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Our directors’ performance and qualification criteria are reviewed annually by our Nominating and Corporate Governance Committee.

Identification and Evaluation of Nominees for Directors
Our Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with the Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.
If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, our Nominating and Corporate Governance Committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, they would generally poll our Board and members of management for their recommendations. Our Nominating and Corporate Governance Committee may

also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the Committee and by certain of our other independent directors and executive management as appropriate. In making its determinations, our Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of our Company and represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Committee makes its recommendation to our Board. To date, the Committee has not utilized third-party search firms to identify director candidates but may choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Shareholder Recommendations and Nominations
A shareholder or shareholders holding at least one tenth (1/10th) of the total voting rights of the members who have the right to vote at a general meeting of the shareholders of the Company may propose a person for election to the office of director at an annual meeting. Shareholders may recommend director candidates by written submissions containing the information required by our Articles (and further detailed in the next paragraph) to Novocure’s company secretary at NovoCure Limited, Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Our Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders in the same manner as it evaluates other nominees.
For a shareholder to make a formal nomination for election to our Board at an annual meeting, the shareholder must provide advance notice to the Company, which notice must be received by NovoCure’s company secretary at NovoCure Limited, Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF, not later than the 90th Clear Day (as defined in our Articles) nor earlier than the 120th Clear Day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if that the date of the annual meeting is advanced by more than 30 days prior to such anniversary date or delayed by more than 60 days after the anniversary date, then, it must be so received by the company secretary not earlier than the close of business on the 120th Clear Day prior to such annual meeting and not later than the close of business on the later of (i) the 60th Clear Day prior to such annual meeting, or (ii) the tenth Clear Day following the day on which a public announcement of the date of such annual meeting is first made. As set forth in our Articles, submissions must include all information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Regulation 14(a) under the Exchange Act and a written and signed consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected. Our Articles also specify further requirements as to the form and content of a shareholder’s notice. We recommend that any shareholder wishing to make a nomination for director review a copy of our Articles, as amended and restated to date, which is available, without charge, from Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

Code of Conduct
We have adopted a written code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A current copy of the Code of Conduct is posted in the “Corporate Governance” section of our investor relations website at www.novocure.com. We intend to disclose any amendment to the Code of Conduct, or any waivers of its requirements, on our website.

Insider Trading, Anti-Hedging and Anti-Pledging Policy
All of our directors, officers and employees are subject to our "Policy Statement on Securities Trades by Company Officers, Directors and Employees" (the "Insider Trading Policy"). The Insider Trading Policy prohibits the purchase or sale of our persons who possess material, nonpublic information, as well as the unauthorized disclosure of such information to others, and also sets forth our trading window limitations. In addition, as described below, the Insider Trading Policy sets forth our anti-hedging and anti-pledging policies.
We consider it inappropriate for any director, officer or employee to enter into speculative transactions in our securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, forward sales contracts and the purchase or sale of puts, calls, options or other derivative securities based on the our securities by our directors, officers or employees. Therefore, pursuant to the Insider Trading Policy, our directors, officers and employees are prohibited from engaging in any such transactions or similar transactions. Additionally, no director, officer or employee may pledge our securities individually owned or through a family trust as collateral for any loan, nor may any director, officer or employee hold our securities owned individually or through a family trust in an account in which securities are purchased on margin.
The provisions of the Insider Trading Policy also apply to family members, including spouses or domestic partners, any family members or other persons who live in the director's, officer's or employee's home, and any family members who do not live in the home but whose transactions in our securities are directed by, or subject to, the director's, officer's or employee's influence or control. For directors who are affiliated with any entity that is a holder of our securities, the Insider Trading Policy also applies to such entities. Our Insider Trading Policy is posted in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Corporate Governance Guidelines
Our Corporate Governance Guidelines address Board composition, compensation, director qualifications, director independence, committee structure and roles, among other things. Our Board and our Nominating and Corporate Governance Committee regularly review our governance policies and practices and developments in corporate governance and update our Corporate Governance Guidelines as they deem appropriate. The Corporate Governance Guidelines are posted in the “Corporate Governance” section of our investor relations website at www.novocure.com.

Shareholder Communications with the Board of Directors
Should shareholders or other interested parties wish to communicate with our Board or any specified individual directors, such correspondence should be sent to the attention of our General Counsel, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA. Our General Counsel will forward the communication to the appropriate Board members. Communications that are not related to the duties and responsibilities of the Board, or are otherwise considered to be improper for submission to the intended recipient(s), as determined by our General Counsel, will not be forwarded.

Compensation Committee Interlocks and Insider Participation
None of the directors who served as members of our Compensation Committee during 2024 was also an officer or one of our employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board or our Compensation Committee. No member of our Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Our Commitment to Corporate Responsibility and Governance
Corporate social responsibility is important to us and patients remain at the heart of the work we do every day. Our corporate mission is, together with our patients, to strive to extend survival in some of the most aggressive forms of cancer by developing and commercializing our innovative therapy. As part of this mission to serve patients, we take our responsibilities seriously with respect to the areas of environmental sustainability, social responsibility and corporate governance (ESG) and corporate responsibility. Additional details regarding our ESG and corporate responsibility efforts are included in our Novocure Corporate Responsibility Report, available on the investor relations page of our website at www.novocure.com.

Patients
We believe it is imperative for patients to be the guiding light for our team as we strive to extend survival in some of the most aggressive forms of cancer. Our goal is to ensure our patients and their caregivers feel supported, secure, and valued throughout their use of our therapy.
We are committed to assisting those patients in financial need who have limited or no medical coverage to access our therapy. We provide financial assistance to patients who qualify based on financial and other criteria. Additionally, we bear the financial risk of securing payment from third-party payers and patients in most of our active markets. We strive to ensure that our therapy is financially accessible for each patient. We also provide a number of patient support and education programs.

Employees
We are committed to supporting our employees through effective engagement and communication, talent development initiatives, and wellness programs and to cultivating an inclusive work environment.
We seek to retain our employees through competitive compensation and benefits packages, including a broad-based equity award program for employees, and our values-driven culture. We invest in our talent by providing our employees with training, mentoring, and career development opportunities, all of which enables us to hire and retain talented, high-performing employees. We have a robust employee wellness program that recognizes and supports the importance of personal health and work-life balance. We offer certain health and wellness programs to our employees and their family members, including health clinics, financial wellness, nutritional orientations, exercise programs and challenges, weight-loss programs, flu shots, and recreational activities.
Employee retention and turnover analytics are regularly reviewed by our Compensation Committee. We believe our employee engagement, robust benefits program, and educational and leadership programs contribute to our strong employee retention year over year.

Communities
We believe the strength of our communities is paramount to our long-term success. In line with our mission and values, we strive to engage, strengthen and enrich the communities where we live and work. We sponsor and support numerous non-profits and patient advocacy groups and our employees donate their time. Our contributions and our hands-on volunteer work help to support the work of non-profit organizations of all sizes, working in areas such as cancer research, patient support, community wellness and equality, children in foster care, veterans needs, career development for women and teens, and scientific and technology education. In addition, we are dedicated to supporting independent organizations with shared goals and values related to advancing medical care and improving patient outcomes through education grants, career development awards, charitable contributions, sponsorships and investigator-sponsored trials.
We are committed to reducing the environmental impact of our operations. Although we lease the majority of our buildings, we utilize a variety of technology intended to increase the sustainability of our workspaces and are committed to improving our sustainability practices over time. We follow international guidelines for the disposal of electronic waste and, where applicable, we also follow more stringent local laws and regulations. We continue to increase our efforts to minimize our carbon footprint, reduce transportation and travel, and protect valuable natural resources while operating a global business.

Governance and Ethics
We maintain high ethical standards in all that we do. Our comprehensive Code of Conduct applies to and sets expectations for our employees, officers and directors and anyone doing business on our behalf, including contractors, consultants and distributors. We will not attempt to influence a healthcare professional, patient or customer through improper inducement. Our adherence to ethical standards and compliance with applicable laws is critical to our ability to preserve our reputation and to continue collaborating with health care professionals to serve the interests of our patients.
We regularly solicit and evaluate input from our shareholders and consider their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our shareholders. This ongoing dialogue has led to enhancements in our corporate governance, corporate responsibility practices, and executive compensation activities, which we believe are in the best interests of our business and our shareholders.
Our Nominating and Corporate Governance Committee is responsible for the oversight of our corporate responsibility policies and practices, as well as safety and compliance, and receives quarterly updates from management.

Quality, Safety and Regulatory Compliance
We are committed to providing high quality products and to ensuring product integrity and patient safety during development, commercial manufacturing, distribution of our products and throughout the product lifecycle. We also are committed to providing a safe and secure work environment and maintaining environmental, health and safety policies that seek to promote the well being of our employees. We provide regular health and safety training programs for our employees.
As a medical device manufacturer that directly interacts with both healthcare providers and patients, we recognize data privacy and security as a fundamental imperative. We are externally audited and tested by top information security firms, including regular penetration testing. Our commitment to a strong cybersecurity culture is reinforced through security training and awareness programs.
In our efforts to be unsurpassed in patient safety, product quality and reliability, we are committed to complying with the laws, regulations, Company policies and procedures and standards for safety and efficacy in the research, design, manufacturing, distribution and monitoring of our products. In addition to holding ourselves accountable for the quality of our products and therapies, we also hold our suppliers and distributors accountable to ensure the quality of the products and services they provide. We work diligently to ensure the safety of the patients and volunteers who take part in our clinical studies, and to uphold the highest ethical, scientific and clinical standards in all of our research initiatives worldwide. Our clinical studies are designed to be conducted in accordance with applicable laws and regulations as well as recognized medical and ethical standards. Our policies and procedures are intended to ensure the health, well-being and safety of research participants as well as respect the culture, laws and regulations of the countries in which studies are conducted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has not entered into any transactions since January 1, 2024, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our Ordinary Shares had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this Proxy Statement captioned “Director Compensation” and “Executive Compensation.”

Related Party Transaction Policy
Our Board adopted a written related party transaction policy as set forth in our Corporate Governance Guidelines, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and related persons. For the purposes of this policy, related persons will include our executive officers, directors and director nominees or their immediate family members, or shareholders owning 5% or more of our outstanding Ordinary Shares and their immediate affiliates.
The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, where the amount involved exceeds $120,000 per year and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.
Our executive officers and directors are discouraged from entering into any transaction that may cause a conflict of interest. If such a transaction shall arise, they must report any potential conflict of interest, including related party transactions, to our General Counsel, who will then review and summarize the proposed transaction for our Audit Committee. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related party transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

2024 DIRECTOR COMPENSATION

Director Compensation Program
Our Compensation Committee, with the guidance of its independent compensation consultant, reviews our director compensation program annually to evaluate whether it remains in alignment with the compensation practices of our peers. Based on benchmarking and input from the Compensation Committee's independent advisor, for 2024 the Compensation Committee made no changes to the initial equity award value ($667,000), the annual equity award value ($375,000) or the base cash retainer for Non-Employee Directors for service on any Board committee. In 2024, the compensation program was amended to included the reimbursement to our Non-Employee Directors for up to $5,000 in tax preparation fees related to their service on the Board. The table below reflects the cash compensation for our Non-Employee Directors effective April 21, 2025.

Cash Compensation
Our Non-Employee Directors receive an annual cash retainer for service on the Board, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings, as well as additional retainers for service as our Lead Independent Director or service on committees of the Board. Accordingly, Messrs. Danziger and Doyle do not receive compensation from us for their service on our Board. For the 2024 compensation year, our Non-Employee Directors received the following cash retainers, which are paid in quarterly installments following the end of each quarter:

Service	Annual Cash Compensation
Non-Employee Director (base)	$55,000
Lead Independent Director	$35,000
	Chair	Member
Audit Committee	$25,000	$15,000
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$13,000	$7,000

Equity Compensation
Our Non-Employee Directors are eligible to receive equity awards under our 2024 Omnibus Incentive Plan (the “2024 Plan”) or any other equity plan we maintain pursuant to our Non-Employee Director compensation program ("NEDP"). For 2024, the Board agreed to reduce their annual equity award value for Non-Employee Director awards to $187,500 (down from $375,000 as permitted under the NEDP) and also agreed for 2024 to receive the awards equally in RSUs and share options (foregoing the choice to receive 100% in share options - see "Annual Awards" below).
Initial Awards: Upon his or her initial election or appointment to our Board, each Non-Employee Director will receive a non-qualified share option (an “Initial Award”) to purchase a number of our Ordinary Shares such that the award has an aggregate grant date fair value equal to $667,000 (subject to rounding to the nearest whole Ordinary Share). If the Non-Employee Director is appointed between Annual Meetings, the Initial Award will be granted on the last trading day of the month following such election or appointment or, if such date falls during a company-wide closed trading window, then on the first day on which such trading window opens. If the Non-Employee Director is elected at an Annual Meeting, the Initial Award will be granted on the date of such Annual Meeting.
Each Initial Award will vest in equal installments over three years on the anniversary of the date of grant (the “Grant Anniversary Date”), subject to the Non-Employee Director’s continued service to us through the applicable Grant Anniversary Date. In the case of Initial Awards granted on the date of our Annual Meeting, if a subsequent Annual Meeting is held prior to the Grant Anniversary Date, the annual vesting for such year will occur the day immediately preceding the date of the Annual Meeting in such year, subject to the Non-Employee Director’s continued service to us on such date.

Annual Awards: A Non-Employee Director who has served as a member of our Board for at least six months prior to the date of our Annual Meeting will be granted an equity award under the 2024 Plan consisting of non-qualified share options and/or restricted shares units (collectively, the “Annual Awards”). Our Non-Employee Directors may elect to receive their Annual Awards as follows (i) fifty percent of the value of the equity award allocated to restricted share units ("RSUs") and the remainder to non-qualified share options or (ii) one hundred percent in non-qualified share options. The total aggregate grant date fair value of the equity award(s) will equal $375,000 (subject to rounding to the nearest whole Ordinary Share).
Each Annual Award will vest in full on the earlier of (a) the first Grant Anniversary Date or (b) the day immediately preceding the date of the next Annual Meeting, subject to the Non-Employee Director’s continued service to us through such date. In addition, any outstanding equity awards made pursuant to the Non-Employee Director compensation program will vest in full immediately prior to a Change in Control (as defined in the 2024 Plan), subject to the Non-Employee Director’s continued service to us on such date.

Share Ownership Guidelines
Pursuant to the NovoCure Limited Share Ownership Guidelines, adopted in 2017 and amended in 2020 and 2024, Non-Employee Directors are expected to own Ordinary Shares of our Company having a value equal to at least three times the annual cash retainer. Our Non-Employee Directors are required to achieve the Share Ownership Guidelines within five years of joining our Board or, in the case of directors serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. As of the Record Date, all of our Non-Employee Directors are in compliance with our Share Ownership Guidelines or are expected to be in compliance within the required timeframe.

2024 Director Compensation Table
The table below shows the total compensation earned or paid to Mr. Doyle, our Executive Chairman and to our Non-Employee Directors for the year ended December 31, 2024. In the case of Mr. Danziger, a named executive officer (“NEO”), his compensation is reported in the 2024 Summary Compensation Table. Messrs. Danziger and Doyle do not receive compensation from us for their service on our Board.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(2)(3)	All other compensation ($)	Total ($)
William Doyle (4)	—	—	—	1,418,582	1,418,582
Jeryl Hilleman	80,000	93,745	93,834	—	267,579
David Hung	63,000	93,745	93,834	—	250,579
Kinyip Gabriel Leung	68,000	93,745	93,834	—	255,579
Martin Madden	80,000	93,745	93,834	—	267,579
Allyson Ocean	62,000	93,745	93,834		249,579
Timothy Scannell	70,000	93,745	93,834	—	257,579
Kristin Stafford	65,000	93,745	93,834		252,579
William Vernon	110,000	93,745	93,834	—	297,579

(1)See the section of this Proxy Statement captioned “2024 Director Compensation - Director Compensation Program” for a description of these fees."
(2)On June 5, 2024 our Board approved equity awards consistent with our Non-Employee Director compensation program to the independent directors as described above. The amounts represent the aggregate grant date fair value of the equity awards granted on June 5, 2024, computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements in our Annual Report for a discussion of the assumptions we use to account for share-based compensation. These amounts reflect our accounting expense for these awards and may not correspond to the actual amounts, if any, that will be recognized by the directors.
(3)The aggregate number of RSUs outstanding as of December 31, 2024 for the Non-Employee Directors was: Ms. Hilleman:4,053; Dr. Hung: 4,053; Mr. Leung: 4,053; Mr. Madden: 4,053; Ms. Ocean: 4,053; Mr, Scannell: 4,053; Ms; Stafford: 4,053; and Mr. Vernon: 4,053. The aggregate number of share option awards outstanding as of December 31, 2024 for the Non-Employee Directors was: Ms. Hilleman: 77,524; Dr. Hung: 81,210; Mr. Leung: 32,141; Mr. Madden: 81,914; Ms. Ocean: 20,218; Mr. Scannell: 29,135; Ms. Stafford: 22,102; and Mr. Vernon: 91,591. The aggregate number of RSUs outstanding as of December 31, 2024 for Mr. Doyle was 0. The aggregate number of performance-based RSUs outstanding as of December 31, 2024 for Mr. Doyle was 200,284. The aggregate number of share option awards outstanding as of December 31, 2024 for Mr. Doyle was 2,185,802.
(4)Mr. Doyle, as Executive Chairman, is an employee of the Company and is compensated in the same manner as our other executive officers. Mr. Doyle is not an NEO and his compensation is not reported in the 2024 Summary Compensation Table. Mr. Doyle's 2024 compensation consisted of $780,000 in base salary, $631,800 in non-equity incentive plan compensation, $5,397 in fringe benefits related to travel, and $1,385 in insurance premiums.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
This section discusses and analyzes the decisions we made concerning the compensation of our NEOs for 2024. It also describes the process for determining executive compensation and the factors considered in determining the amount of compensation awarded to our NEOs. Mr. Danziger, our Chief Executive Officer, and Mr. Doyle, our Executive Chairman, have been critical to Novocure’s success and have collaborated for nearly 20 years to advance our therapy from the preclinical stage through clinical studies to regulatory approvals and ultimately to commercial sales in the United States, Europe, Japan, and Greater China. They have recruited, engaged, and retained an exceptional senior leadership team. Because we know of no precedent for our business model and cancer therapy, we believe it is vital to our current and future success, and to the continued creation of value for our shareholders, that we retain our experienced leadership team with a proven track record of innovation and success.
Our NEOs for 2024 are:

Name	Title
Asaf Danziger	President, Chief Executive Officer and director (1)
Ashley Cordova	Chief Financial Officer (2)
Francis Leonard	Executive Vice President and President, Novocure Oncology
Uri Weinberg	Chief Innovation Officer
Barak Ben-Arye	General Counsel
(1)    Mr. Danziger resigned as our Chief Executive Officer, effective December 31, 2024 and became a Senior Advisor to the Chief Executive Officer, effective January 1, 2025.
(2)    Ms. Cordova became our Chief Executive Officer, effective January 1, 2025.

2024 Performance Highlights
Over the course of 2024, our management team, the Compensation Committee and its independent compensation consultant monitored our performance and did not make any significant changes to our compensation philosophy. Our 2024 notable achievements include:
Increased adoption of Tumor Treating Fields ("TTFields") therapy
•As of December 31, 2024, 4,126 active patients were using Optune Gio and Optune Lua, an increase of 10% from year-end 2023.
•In 2024, 6,472 total prescriptions were received, an increase of 6% compared to 2023.
•Received approval of our Premarket Approval ("PMA") application from the U.S. Food and Drug Administration ("FDA") for the use of Optune Lua concurrent with PD-1/PD-L1 inhibitors or docetaxel for the treatment of adult patients with metastatic non-small cell lung cancer ("NSCLC"). Between approval and December 31, 2024, 52 NSCLC prescriptions were received and 20 active patients were on therapy at year-end.
Advanced our clinical and product development pipelines
•Announced results from the phase 3 METIS clinical trial, which explored the efficacy and safety of TTFields therapy together with best supportive care for the treatment of brain metastases from NSCLC following stereotactic radiosurgery. The METIS trial met its primary endpoint as patients treated with TTFields therapy and best supportive care demonstrated a statistically significant extension in time to intracranial progression compared to patients treated with best supportive care alone. Results from the METIS trial were presented at the at the 2024 American Society of Clinical Oncology Annual Meeting.
•Announced positive top-line results from the phase 3 PANOVA-3 clinical trial, which explored the efficacy and safety of TTFields therapy together with gemcitabine and nab-paclitaxel for the treatment of unresectable, locally-advanced pancreatic cancer. The PANOVA-3 trial met its primary endpoint as patients treated with TTFields therapy, gemcitabine and nab-paclitaxel exhibited a statistically significant extension in overall survival compared to patients treated with gemcitabine and nab-paclitaxel alone.
•Received Breakthrough Device designation from the FDA for the use of TTFields therapy for the treatment of brain metastases from NSCLC, as well as for the treatment of unresectable, locally-advanced pancreatic cancer.
•Received approval of our PMA supplement from the FDA for the new Head Flexible Electrode ("HFE") transducer array for use with Optune Gio for the treatment of adult patients with glioblastoma ("GBM"), which are thinner and lighter than previous array designs. Following approval, we began a controlled transition to the HFE array for all patients in the U.S.
•Completed enrollment of the phase 3 TRIDENT clinical trial studying the use of Optune Gio concomitant with radiation and temozolomide.
•Completed enrollment of the phase 2 PANOVA-4 clinical trial studying the use of TTFields therapy together with paclitaxel, gemcitabine, and the PD-L1 inhibitor atezolizumab for the treatment of metastatic pancreatic cancer.
•Launched the phase 3 KEYNOTE D58 clinical trial exploring the use of TTFields therapy together with pembrolizumab and temozolomide for the treatment of newly diagnosed GBM.
•Launched the phase 2 LUNAR-4 clinical trial studying the use of TTFields therapy together with pembrolizumab for the treatment of metastatic NSCLC in patients previously treated with a PD-1/PD-L1 inhibitor and platinum-based chemotherapy.

Developed and expanded our talent pool
•Announced the retirement of Chief Executive Officer ("CEO"), Asaf Danziger, and the promotion of then Chief Financial Officer, Ashley Cordova, to the role of CEO at year-end 2024. In anticipation of Ms. Cordova's promotion, announced the hiring of new Chief Financial Officer, Christoph Brackmann, effective January 1, 2025.
Created shareholder value by building a profitable business
•Generated $605 million in annual net revenues, an increase of 19% compared to 2023.
•Invested $210 million in research and development initiatives to advance our clinical and product development pipelines.
•Cash, cash equivalents and short-term investments totaling $960 million as of December 31, 2024.
Our Board and Compensation Committee determined that the Company met most of the predetermined targets in furtherance of our corporate objectives in 2024. Based on the level of achievement, upon the recommendation of our Compensation Committee, our Board determined that our NEOs earned incentive bonuses at 90% of target for 2024 (as described further in the section entitled “Annual Incentives”), demonstrating alignment between actual performance results and pay outcomes.

Our Pay Practices
We believe that our compensation practices are reasonable and competitive with the market and our peers. Our compensation program is designed to attract, motivate, reward and retain our highly qualified executives in order to achieve our strategic objectives. We believe our pay practices are aligned with our pay for performance philosophy and emphasize our commitment to sound compensation and governance practices. Our policies and practices include:

WHAT WE DO
✔	Pay for performance - A significant percentage of each NEO’s target total direct compensation is performance-based compensation and at-risk
✔
Pay competitively - Our Compensation Committee selects our peers from companies that are similar to us with respect to business characteristics, market capitalization, revenue and headcount, while also taking into account a number of qualitative criteria

✔	Align compensation with shareholder interests - A significant portion of compensation is tied to achievement of our corporate objectives and financial performance
✔	Double trigger change in control provisions - We use double-trigger accelerated vesting of equity awards in the event of a change in control
✔	Independent compensation consultant - The Compensation Committee engages its own compensation consultant to assist with making compensation decisions
✔	Robust stock ownership and retention guidelines - We maintain a policy that requires minimum ownership of our Ordinary Shares by our CEO and other executive officers
✔	Clawback and recoupment policy - We have a robust and compliant policy for the recoupment of incentive compensation that applies to all executive officers
✔	Anti-hedging and anti-pledging policy - Our executives, directors and other insiders are prohibited from entering into hedging and pledging transactions related to our shares
✔	Annual say-on-pay vote - We value the regular feedback from our shareholders on our executive compensation program and hold an annual say-on-pay vote
✔	Design plans to mitigate excessive risk taking - We set performance goals that consider our publicly-announced Company goals, which we believe encourages appropriate risk-taking

WHAT WE DON'T DO
X	No share option repricing - Our equity plan does not permit repricing of underwater share options without shareholder approval
X	No excessive perks - Our perquisites are limited to those with business-related rationale or customary in the competitive market
X	No gross-ups in the event of a change in control - We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits
X
No special health or welfare benefits - Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time employees. Executives do not have access to special benefits programs

2024 Say-on-Pay Vote and Shareholder Engagement
At our 2024 Annual Meeting, our shareholders expressed support for our executive compensation program, with 98.2% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our NEOs as disclosed in the 2024 proxy statement. The Compensation Committee considered this result to illustrate strong support of the Company's NEO compensation philosophy and practices. Although our compensation program was overwhelmingly approved, the Compensation Committee considers ongoing shareholder feedback a valuable tool in determining and evaluating our executive compensation practices. In 2024, as part of our ongoing shareholder outreach efforts, we contacted shareholders comprising approximately 56% of total ownership of our Ordinary Shares and engaged in discussion with each of those shareholders who expressed an interest in meeting with us. The Chair of our Compensation Committee (who is also our Lead Director) and the former Chair of our Nominating and Corporate Governance Committee were made available to these shareholders if they wished to include them in these discussions. Our Chief Human Resources Officer and General Counsel led the discussions, with members of our legal and corporate responsibility teams also participating. The opinions of our shareholders are important to us and we are committed to taking investor feedback into account when designing our executive compensation programs. A common theme we have heard from our investors is that a focus on long-term performance-based equity awards is desirable, along with awards that are aligned to delivering long-term total shareholder return. In keeping with our commitment to consider the feedback we receive through these shareholder discussions and in consultation with our independent executive compensation consultant (see below), our long-term incentive program continues to include time-based restricted share units ("RSUs") with three-year vesting, share options with four year vesting, and performance-based share units with at least a three-year measurement period as a meaningful part of our NEO annual equity award allocations. We implemented this equity program for our NEOs in response to feedback from key investors and we continue to maintain the design in order to align our long-term pay incentives with our shareholders' interests.
In prior years, shareholders expressed their opposition to the annual 4% automatic increase in share availability that was included in our 2015 Omnibus Incentive Plan, which was adopted prior to our initial public offering and set to expire in 2025. The Compensation Committee and our management took this feedback under advisement and in response removed the automatic increase from our 2024 Omnibus Incentive Plan, which replaced the 2015 Omnibus Incentive Plan and was approved by our shareholders at the 2024 Annual General Meeting of Shareholders.
The Compensation Committee will continue to consider shareholder input as well as the results of our say-on-pay votes when making future compensation decisions for our NEOs. We expect to continue our shareholder engagement efforts through further direct outreach to large institutional shareholders, as well as through regular investor relations channels, such as investor road shows, analyst meetings and other conferences and meetings, and welcome any feedback from shareholders throughout the year.

Compensation Components
Our executive compensation program includes the following key elements:

Element	Design	Purpose	Key 2024 Actions
Base Salary	Fixed compensation component. Reviewed annually and adjusted as appropriate.	Intended to attract and retain executives with proven skills and leadership abilities that will enable us to be successful.	Base salaries for all NEOs were reviewed and the base salary for only one NEO was adjusted to align with the market and for individual performance. No other increases were provided.

Annual Incentive Award (Target Bonus)
Variable, at risk performance-based compensation component. Payable based on business results (e.g. increased adoption of TTFields, regulatory achievements, financial performance, etc.) and individual performance.
Intended to motivate and reward executives for successful execution of strategic priorities.
Targets as a percentage of base salary were established at the beginning of 2024 for each NEO, with payments reflecting achievements of our key corporate goals and individual performance as determined by the Compensation Committee.

Long-Term Incentive Awards (Target Equity)
Variable or at-risk compensation component. Delivered in 2024 as time-vested RSUs, share options and performance-based restricted share unit awards, the value of which will depend on share price performance and achievement of predetermined targets.
Intended to motivate and reward executives for long-term Company financial performance and enhanced long-term shareholder value by balancing compensation opportunity and risk, while encouraging sustained performance and retention.
Equity awards granted in 2024 to NEOs were targeted at competitive levels commensurate with the high performance and experience of the executive team to encourage exceptional future performance and provide retention value.

Compensation Mix (CEO and other NEOs)
The Compensation mix of our CEO and all other NEOs as a group, are presented below and represent the base salaries and annual and long-term incentive target amounts for 2024.
CEO                            All Other NEOs

As described below in "Long-Term Incentives - 2020 Performance Awards to CEO and Executive Chairman" (beginning on page 50), Mr. Danziger did not receive any equity awards in 2024. In March 2020, the Committee granted Messrs. Doyle and Danziger performance-based restricted share units ("PSUs") to further align their interests with the interests of shareholders by rewarding them for attainment of critical clinical and FDA achievements and share price performance. The awards consist of target shares and outperformance shares. The PSU award was granted in lieu of any future annual equity awards during the performance period.

Setting Compensation
We have designed our executive compensation program to attract, retain and motivate superior executive talent by providing compensation, in the aggregate, that we believe is reasonable and competitive. We provide our executives with incentives that we believe will both reward the achievement of performance goals that directly correlate to the enhancement of shareholder and stakeholder value and facilitate executive retention. We strive to align our executives’ interests with those of shareholders through long-term incentives, with a portion linked to specific performance metrics. Because we know of no precedent for our business model and cancer therapy, we believe it is vital to our current and future success, and to the continued creation of value for our shareholders, that we retain our experienced leadership team with a proven track record of innovation and success.
Our Compensation Committee’s annual compensation review for 2024 included an analysis of data, comparing the Company’s executive and director compensation levels and practices against a peer group of similarly-sized medical device and biopharmaceuticals companies. Frederic W. Cook & Co., Inc. ("FW Cook") provided our Compensation Committee with advice, counsel and recommendations with respect to the composition of the peer group and competitive data used for assessing our compensation program. Our Compensation Committee used this and other information provided by FW Cook to reach an independent recommendation regarding compensation to be paid to our Executive Chairman, CEO, directors and other executives. Our Compensation Committee’s final recommendation was then given to the independent directors of our Board for review and final approval.
Our Compensation Committee reviewed the companies included in the prior year’s peer group of publicly-traded companies with respect to revenue, market capitalization and research and development expense, each as compared to the same metrics for the Company, and determined that no adjustments were necessary for 2024, except for companies that were included in 2023 but were acquired in 2024.

The peer group of publicly-traded companies set forth below was used to analyze 2024 executive compensation:

10x Genomics, Inc.	Guardant Health
Align Technology	Horizon Therapeutics Public Ltd Co
Alnylam Pharmaceuticals, Inc.	Incyte Corporation
BeiGene	Inspire Medical Systems, Inc.
CRISPR Therapeutics AG	Insulet Corporation
DexCom, Inc.	Teladoc Health, Inc.
Exact Sciences Corporation	Zai Lab Limited
Our Compensation Committee selected these companies after reviewing publicly-held companies in the medical device and biopharmaceuticals industries offering products or services similar to ours, with annual revenues generally between one-third and three times our annual revenue and market capitalization within a reasonable range of our market capitalization.
For retention and competitive considerations, the Company evaluated each NEO’s total cash compensation and total direct compensation levels against the 2024 peer group data or survey composite data applicable to each position. Because compensation decisions are complex, the Compensation Committee considers competitive market data as one factor in evaluating compensation decisions. Our Compensation Committee’s final determinations with respect to base salary, target annual incentive compensation and target long-term incentive compensation also reflect consideration of the Company’s and the NEO’s performance, internal comparisons, potential, scope of position, retention needs and other factors our Compensation Committee deems appropriate. Our Compensation Committee made its specific compensation determinations in 2024, as described further below, with the intention to provide our executive officers with the ability to earn above-market compensation for superior performance in furtherance of the Company’s long-term strategic goals.

The Role and Philosophy of our Compensation Committee
Our Compensation Committee is composed solely of independent directors and reports to the Board. The Committee has primary responsibility for making compensation decisions for our executives and operates under a charter approved by the Board. Our Compensation Committee retained FW Cook as its independent executive compensation consultant to advise on compensation matters. For 2024, our Compensation Committee used information from FW Cook and input from our CEO and our Executive Chairman (except for matters regarding their own pay) and assistance from our Chief Human Resources Officer and the executive compensation team to make compensation decisions and to conduct its annual review of our Company’s executive compensation program.
Our executive compensation philosophy is to be reasonable and competitive with the market and our peers and pay for performance. The Committee uses many metrics to evaluate performance for purposes of setting executive compensation, including financial measures such as net revenue, total shareholder return, and Adjusted EBITDA (as described in our Annual Report), and non-financial measures, such as active patients, innovation milestones, and significant regulatory submissions. Our executive compensation program is designed to attract, motivate, reward and retain our highly qualified executives in order to achieve our strategic objectives. The Committee strives to grant long term incentives at the upper end of the market and to deliver a meaningful portion of annual compensation in performance-based equity.
The philosophy of our executive compensation program supports our efforts to provide a compelling, dynamic, market-based total compensation program tied to performance and aligned with our shareholders’ interests. Our goal is to ensure our Company has the talent it needs to maintain sustained long-term performance for our shareholders and employees. We believe our pay practices are aligned with our pay for performance philosophy and emphasize our commitment to sound compensation and governance practices. The guiding principles that help us achieve these goals are:

Recruit and retain
Our compensation program is designed support recruitment in the highly competitive labor market in which we compete and retain top talent for our critical roles. In particular, given the unique nature of our business as the first commercialized oncology medical device company, we believe that it is critical that we recruit and retain very talented individuals to help us continue to grow and optimize our business model and cancer therapy.

Pay for performance	A significant portion of our executives’ compensation is tied to the performance of our Company, rewarding executives for progress towards our strategic and operational goals and reducing pay earned to the extent goals are not achieved.

Aligned with strategy	Our compensation program is designed to be aligned with our Company strategies.

Aligned with shareholders	Our compensation program, through both design and payouts, is structured to be aligned with the long-term interests of our shareholders.

Reinforce succession planning	We believe that our compensation program plays a key role in making sure we have the talent we need for long-term success and to deliver against our strategic operating plan.

Data-driven decision making
We design our executive compensation program and make pay decisions considering a balance of information. Given the locations of our executives in Switzerland, Israel and the United States, we benchmark not only against our peers but also in consideration of customary executive compensation practices in Switzerland, Israel and the United States.

Compensation Consultant
For 2024, our Compensation Committee retained FW Cook to assist with reviewing the Company’s compensation peer group; conducting market research and analysis on annual and long-term incentive programs, salaries, and equity awards; assisting our Compensation Committee in developing target grant levels and annual salaries for executives and other key employees; advising our Compensation Committee on public company equity programs; providing our Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions; and reviewing compensation proposals of management. FW Cook regularly attends Compensation Committee meetings and holds executive sessions with the Compensation Committee members.
Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in SEC Rule 10C-1(b)(4) under the Exchange Act, the NASDAQ listing standards and such other factors as were deemed relevant under the circumstances, our Compensation Committee has determined that FW Cook is independent and the work FW Cook performed on behalf of our Compensation Committee did not raise any conflict of interest.
In establishing compensation levels and awards for executive officers other than our CEO and Executive Chairman, our Compensation Committee takes into consideration the recommendations of FW Cook and Chief Human

Resources Officer and executive compensation team, Company performance and evaluations by our CEO of each executive’s individual performance. FW Cook also provides peer group data to the Compensation Committee for the purpose of benchmarking director compensation.

Base Salary
Our Compensation Committee conducts an annual review of each executive officer’s base salary, with input from our Executive Chairman (other than with respect to himself), our Chief Executive Officer (other than with respect to himself or the Executive Chairman), and Chief Human Resources Officer and makes adjustments as it determines appropriate to remain competitive and in furtherance of our compensation philosophy and Company performance, objectives and needs. Revisions generally become effective in April of each year. Our Compensation Committee approved a 2024 base salary increase for Dr. Weinberg following the Committee's review and consideration of relevant factors including market data provided by FW Cook and individual performance. Except as described in the table below, the 2024 base salaries for the other NEOs did not change as compared to the prior year.
The 2024 annual base salaries of our NEOs are set forth below (expressed in U.S. dollars ("USD"); the base salary for Mr. Danziger is subsequently converted based on a New Israeli Shekel ("NIS") exchange rate of 4 NIS per 1 USD, as established by the Compensation Committee:

Named executive officer	Base salary ($)
Asaf Danziger	700,000
Ashley Cordova (1)	525,000
Francis Leonard	525,000
Uri Weinberg (2)	511,335
Barak Ben-Arye (3)	440,000
(1)Effective January 1, 2025, Ms. Cordova's salary increased to 750,000 Swiss Francs ("CHF") upon her appointment as Chief Executive Officer.
(2)Dr. Weinberg's salary is 450,000 CHF, effective August 1, 2024 and is expressed above using an exchange rate equal to the average CHF to U.S. Dollar ("USD") rate for calendar year 2024, which was 1.1363 USD per CHF. Prior to August 1, 2024, Dr. Weinberg's salary was 1,614,768 New Israeli Shekels ("NIS") or $436,471 using an 0.2703 NIS per USD, the average exchange rate for calendar year 2024.
(3)Mr. Ben-Arye's salary is expressed in U.S. dollars and paid in NIS using an exchange rate determined on the date of payment, pursuant to his employment agreement.

Annual Incentives
In general, the annual incentives, including the cash bonus opportunities of each executive officer, are determined by the achievement of pre-determined targets and personal objectives. Under their respective employment agreements, the NEOs have pre-established target bonus amounts (expressed as a percentage of base salary) payable at the discretion of our Board and Compensation Committee based on actual performance.
Our Board-approved annual incentive plan targets for 2024 were tied to our corporate objectives, which are described below. These targets were intended to incentivize the achievement of our strategic operating plan and were designed to be attainable with strong coordinated performance by management. The achievement of each target is based on the Compensation Committee’s assessment of performance, ranging from 0% to 200%, which the Compensation Committee may adjust in its discretion under appropriate circumstances. Each target is also weighted. The cumulative payout is determined by aggregating the weighted scores, which can then be modified up or down by up to 20% if the Compensation Committee determines that other corporate achievements warrant such adjustment. Achievement below the 50% level for any target would receive a zero score. No achievement can exceed a 200% score. Achievement between the target levels are extrapolated on a linear basis.

Target	Weight	50% Target Score	100% Target Score	200% Target Score
New GBM Patient Starts	30%	4,440 Patients	4,700 Patients	5,000 Patients
New Lung Patient Starts	15%	75 Patients	220 Patients	365 Patients
Reimbursement Pathway Establishment	15%	NCCN request for guidelines submitted	NCCN guidelines established	NCCN guidelines established including docetaxel
Clinical Trial Milestones	20%	METIS topline by April 15, 2024 and PANOVA database lock by November 15, 2024	METIS topline by April 15, 2024 and PANOVA database lock by November 15, 2024 plus above budget enrollment for at least 3 of 5 trials, including LUNAR-2	METIS topline by April 15, 2024 and PANOVA database lock by November 15, 2024 plus above budget enrollment for all 5 trials
Final Design Selected for Flex Torso Array	10%	Material characterized and decided and designs confirmed	Final design selected and COGS in line with budget	Array in V&V testing phase
Adjusted EBITDA*	10%	Greater than or equal to ($105M)	Greater than or equal to ($90M)	Greater than or equal to ($90M) with low cost array production at readiness stage
*Adjusted EBITDA means net income, plus net interest, tax, depreciation, amortization and share-based compensation expenses.
Our actual achievement, score, weighted scores and adjustments were as follows:

Target	Weight	Actual Achievement	Score	Weighted Score
New GBM Patient Starts	30%	4,546 patients	97%	29%
New Lung Patient Starts	15%	less than 25	—%	—%
Reimbursement Pathway Establishment	15%	NCCN request for guidelines submitted	50%	8%
Clinical Trial Milestones	20%	METIS topline by April 15, 2024 and PANOVA database lock by November 15, 2024	50%	10%
Final Design Selected for Flex Torso Array	10%	Final design selected and COGS in line with budget	100%	10%
Adjusted EBITDA	10%	$0.8M	180%	18%
		Modifier Adjustment		15%
		Cumulative Achievement		90%
As shown above, our Board and Compensation Committee determined that the Company met expectations regarding achievement of certain objectives, but did not meet expectations regarding the achievement of others. With respect to the Adjusted EBITDA objective, our Board and Compensation Committee approved an above-target payout, as Adjusted EBITDA significantly exceeded the target amount. Our Board and Compensation Committee also determined that it was appropriate under the circumstances to modify the aggregate achievement level by an upward adjustment of 15% to give credit for the achievements listed under "2024 Performance Highlights" above. Based on this level of achievement, upon the recommendation of our Compensation Committee, our Board determined that the executive team (including the NEOs) earned incentive bonuses at 90% of target for 2024.

The Compensation Committee may also assess the individual performance or achievements of each NEO and determine if a further adjustment (upward or downward) of their annual incentive award is warranted. No individual adjustments were made for any NEO in 2024.
The table below shows the target bonus award as a percentage of each NEO’s 2024 base salary and the actual bonus payments to our NEOs for 2024 performance, which were paid on or before April 4, 2025.

Named executive officer	FY 2024 target bonus (% Base Salary)	Realization (%) corporate achievement/ individual performance	Actual FY 2024 bonus ($)
Asaf Danziger (1)	75%	90%/100%	508,338
Ashley Cordova	60%	90%/100%	283,500
Francis Leonard	60%	90%/100%	283,500
Uri Weinberg (2)	50%	90%/100%	226,473
Barak Ben-Arye (3)	50%	90%/100%	203,646
(1)Mr. Danziger's cash bonus is converted on a New Israeli Shekel ("NIS") exchange rate of 4 NIS per 1 USD, as determined by the Compensation Committee, and expressed in U.S. dollars.
(2)Dr. Weinberg's cash bonus is expressed in U.S. dollars and was paid half in NIS and half in CHF using an exchange rate determined on the date of payment.
(3)Mr. Ben-Arye's cash bonus is expressed in U.S. dollars and paid in NIS using an exchange rate determined on the date of payment, pursuant to his employment agreement.

Long-term Incentives
Our executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of our key strategic, financial and operational goals, using a blend of time-based and performance-based equity awards to help align the interests of our executives with those of our shareholders.
Recognizing the importance of the continuity and continued dedication of the management team and other key employees to achieving our Company’s key objectives, and after carefully considering the equity participation of such employees, the highly competitive labor market in which we compete to attract and retain employees, and our other near-term and long-term business objectives, our Compensation Committee granted time-based option awards, RSUs awards and PSUs to our NEOs in March 2024 (other than Mr. Danziger).
Our Compensation Committee believes that options, RSUs and PSUs have strong retention value and granting such awards to members of management and key employees, including our executive officers, is in the best interests of the Company and our shareholders given the importance of such personnel to achieving our short-term and long-term Company objectives. Our Compensation Committee recognizes that, given the unique nature of our business, the loss of any one of the executive officers may adversely impact the achievement of our objectives until a qualified replacement could be hired and become familiar with our Company’s business. For 2024, we awarded our NEOs (other than our CEO) a mix of one-third (1/3) options, one-third (1/3), RSUs and one-third (1/3) PSUs, on average, based on the grant date target fair values. As described below in "Long-Term Incentives - 2020 Performance Awards to CEO and Executive Chairman" (beginning on page 50), our CEO did not receive any equity awards in 2024. In March 2020, the Committee granted our CEO and Executive Chairman longer-term PSUs to further align their interests with the interests of shareholders by rewarding them for attainment of critical clinical and FDA achievements and share price performance. The awards consist of target shares and outperformance shares. This PSU award was granted in lieu of any future annual equity awards during the performance period.
Our Compensation Committee sets guidelines for the value of long-term incentives to be awarded based on competitive compensation data. For 2024, the award sizes for each NEO (other than the CEO) was determined following an analysis of benchmarking data provided by FW Cook comparing equity award types and levels granted by our peer group and consideration of the compensation philosophy factors discussed above. The grant date values and number of shares awarded to our NEOs are provided in the 2024 Grants of Plan-Based Awards Table and corresponding footnotes.

Share Options
Share options are an important element of our long-term incentive program, enabling us to further align the interests of executives with those of shareholders. In general, share options are awarded annually to our executives as well as to other key employees. Because share options vest over time and only have value if the price of our Ordinary Shares increases, we believe they encourage efforts to enhance long-term shareholder value.
Share option awards to our NEOs (other than the CEO) were approved by the Committee to support our compensation philosophy, provide significant performance incentives and create retention value. The options granted in 2024 vest ratably over four years and were granted with exercise prices equal to the fair market value of our Ordinary Shares on the grant date.

Restricted Share Units
The Committee granted our NEOs, other than our CEO, Mr. Danziger, time-based RSU awards to support our compensation philosophy, provide significant performance incentives and create retention value, as presented in the 2024 Grants of Plan-Based Awards Table. The RSUs granted in 2024 vest ratably over three years.

Performance-based Restricted Share Units
In 2024, following consultation with FW Cook and careful consideration of analysis and advice on pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, relevant market practices and trends with respect to the compensation of our executive officers and feedback received from shareholders during our outreach efforts, the Committee granted the NEOs, other than Mr. Danziger, PSUs to further align their interests with the interests of shareholders by rewarding them for attainment of certain key milestones.

The 2024 PSU awards are eligible to vest upon our attaining the milestones described below. To earn the 2024 PSU awards, the NEO must remain an employee of the Company through of the date of vesting, which is three years from the date of grant.

Half (50%) of a target number of 2024 PSUs are eligible to be earned on the vesting date subject to achieving the following targets ("Threshold"):
(1)    Net Revenue for the year ending December 31, 2026 as reported in the Company's Annual Report on Form 10-K ("2026 Net Revenue") is at least $600 million,
(2)    Adjusted EBITDA for the year ending December 31, 2026 as reported in the Company's Annual Report on Form 10-K ("2026 Adjusted EBITDA") is greater than ($120 million), and
(3)    all of the following occur on or prior to the vesting date: (i) the Company will have publicly announced final data of its TRIDENT clinical trial, (ii) the Company’s LUNAR-2 clinical trial shall be at least 60% enrolled pursuant to that trial’s protocol as amended through the vesting date, and (iii) the Company’s KEYNOTE D-58 clinical trial shall be at least 60% enrolled pursuant to that trial’s protocol as amended through the vesting date.
No 2024 PSUs will vest if none of the above Threshold targets are achieved.
A number of target 2024 PSUs are eligible to be earned on the vesting date subject to achieving the following targets ("Target"):
(1)    2026 Net Revenue is at least $700 million,
(2)    2026 Adjusted EBITDA is greater than ($60 million), and
(3)    all of the following occur on or prior to the Vesting Measurement Date: (i) the Company will have publicly announced final data of its TRIDENT clinical trial, (ii) the Company will have publicly announced final data of its LUNAR-4 clinical trial, (iii) the Company’s LUNAR-2 clinical trial shall be at least 80% enrolled pursuant to that trial’s protocol as amended through the vesting date, and (iv) the Company’s

KEYNOTE D-58 clinical trial shall be at least 80% enrolled pursuant to that trial’s protocol as amended through the vesting date.
A number of outperformance 2024 PSUs are eligible to be earned on the vesting date subject to achieving the following targets ("Outperformance"):
(1)    2026 Net Revenue is at least $800 million,
(2)    2026 Adjusted EBITDA is positive, and
(3)    all of the following occur on or prior to the vesting date: (i) the Company will have publicly announced final data of its TRIDENT clinical trial, (ii) the Company will have publicly announced final data of its LUNAR-4 clinical trial, (iii) the Company’s LUNAR-2 clinical trial shall be fully enrolled pursuant to that trial’s protocol as amended through the vesting date, and (iv) the Company’s KEYNOTE D-58 clinical trial shall be fully enrolled pursuant to that trial’s protocol as amended through the vesting date.

If the Company's performance of 2026 Net Revenue or 2026 Adjusted EBITDA falls between any of the Threshold, Target or Outperformance targets, the number of 2024 PSUs paid will be adjusted by linear interpolation between the applicable levels; provided, however, that no Adjusted EBITDA 2024 PSUs shall be payable at or above target number of 2024 PSUs unless the Company achieves positive Adjusted EBITDA for any fiscal quarter from January 1, 2024 through December 31, 2026 as reported in any Quarterly Report on Form 10-Q (or as determinable for the fourth quarter as reported in any Annual Report on Form 10-K).
Our Compensation Committee intends to continue to granting awards with performance-based vesting criteria in future years as a part of our ongoing compensation program.

2020 Performance Awards to CEO and Executive Chairman
In March 2020, following consultation with FW Cook and careful consideration of analysis and advice on pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, relevant market practices and trends with respect to the compensation of our executive officers and feedback received from shareholders through our outreach efforts at that time, the Committee granted Mr. Doyle, our Executive Chairman and Mr. Danziger, our CEO, PSUs to further align their interests with the interests of shareholders by rewarding them for attainment of critical clinical and FDA achievements and share price performance. The awards consist of target shares and outperformance shares. The PSUs were granted in lieu of any future annual equity awards during the performance period (which ends upon the earlier of achievement of all targets or six years). The PSUs will vest upon achievement of the following targets in the following increments, and subject to each executive's continued service through the vesting date:
(1) fifty percent (50%) of the target shares are earned for either (x) each successful completion of up to two specified clinical studies (twenty-five percent (25%) of the total target shares for each) or (y) the First FDA Approval and Second FDA Approval (each as defined below) (25% of total target shares for each);
(2) fifty percent (50%) of the target shares are earned each for either (x) up to two FDA acceptances of a PMA submission by the Company for a new indication (twenty-five percent (25%) of the total target shares for each) or (y) the First FDA Approval and Second FDA Approval (twenty-five percent (25%) of the total target shares for each);
(3) fifty percent (50%) of the outperformance shares are earned if the Company receives one PMA for a new indication (the “First FDA Approval”) within six (6) years of the grant date so long as the Company’s share price, as calculated in accordance with the award agreement, has increased by at least twenty-five percent (25%) from the grant date to a measurement date (the “TSR Vesting Condition”); and
(4) fifty percent (50%) of the outperformance Shares will vest if the Company receives a second PMA for an indication unrelated to the First FDA Approval (the “Second FDA Approval”) within six (6) years of the grant date so long as the Company’s TSR Vesting Condition is met.
Earned target shares and outperformance shares related to the First FDA Approval are eligible to vest on the earlier of the date of vesting of the outperformance shares relating to the Second FDA Approval and the sixth anniversary of the grant date; however, no shares under the awards may vest until the fifth anniversary of the grant date, regardless of when earned. The PSUs are in lieu of any future equity awards for Messrs. Doyle and Danziger from the date of grant until the sixth anniversary of the date of grant.

Our Compensation Committee believes that the PSUs awarded to Messrs. Doyle and Danziger in 2020 support the creation of sustained shareholder value as we strive to achieve our most critical long-term objectives. These awards are intended to increase the ownership interests of Messrs. Doyle and Danziger and benefit shareholders in the following ways:
Executives’ Financial Success is Closely Linked to the Company’s Growth: The PSUs only vest upon the achievement of critical performance targets during the performance period. As the Company achieves each of these targets, the vesting percentage increases, up to the maximum amount. If the Company fails to receive one or two FDA approvals during the performance period, 50% or 90%, respectively, of the PSUs will not vest. The unbalanced vesting structure ensures that a significant number (or all) of the PSUs only vest if one or both FDA approvals are obtained and TSR Vesting Conditions are met, which will likely result in significant shareholder return and directly aligns the executives’ compensation with shareholder interests.
Performance-Based, “At-Risk” Award: Despite the high fair value of the PSUs as shown in the compensation tables in the year of grant, it is not certain what percentage of the PSUs will vest, if at all. Such percentage is dependent on the Company’s achievement of the targets described above.
High Performance Thresholds: The PSUs set forth five key performance targets that are challenging to meet and that are directly tied to the creation of significant shareholder value over the performance period. For the executives to achieve full value of the PSU award, the Company will need to receive two FDA approvals to treat two solid tumor cancers with patient incidences multiples higher than our current US market. For this reason, the unbalanced vesting structure of the PSUs provides that 90% of the award only vests upon achievement of two FDA approvals (40% vests upon achievement of the First FDA Approval and a further 50% vests upon achievement of the Second FDA Approval). Further, if the executives do not achieve these two very critical targets for the Company, they will not achieve the full value of the PSU award. The vesting structure and targets are designed to incentivize the executives to achieve two FDA approvals and TSR Vesting Conditions, which are aligned with the creation of significant shareholder value over the performance period and shareholder interests.
Extended Vesting Periods: The PSUs vest only upon achievement of the performance targets. In addition, the PSUs will not vest any earlier than the third anniversary of the grant date, even if a performance target is achieved prior to the third anniversary of the grant date and any outperformance awards cannot vest until the fifth anniversary of the grant date, even if those targets are achieved earlier. The extended vesting period is designed to incentivize focus on the long-term interests of the Company and reward achievement of key performance targets over an extended period of time. The extended vesting periods also serve as a retention mechanism by increasing the incentive for the executives to stay at the Company and not pursue opportunities outside the Company.
No Additional Equity Awards during the Performance Period: The PSU award was granted in lieu of any future annual equity awards during the performance period. The Committee does not anticipate granting additional equity awards during the performance period to Mr. Doyle (Mr. Danziger retired on December 31, 2024). When considering the theoretical value of equity awards that would have been granted to the executives during the performance period, we believe shareholders benefit more from this performance-based program that only pays the executives on achievement of key performance targets, rather than the passage of time (for time-based options and RSUs) or shorter-term performance goals.
Service requirement: PSU awards will only vest only if the executive continues to provide service to the Company through the performance period, including the extended vesting period described above.
Alignment of Financial Interests with those of Shareholders: The PSUs only vest upon the achievement of the targets described above. These targets are designed to be aligned with the long-term shareholder interests.
The PSU awards to Messrs. Doyle and Danziger were intended to incentivize the creation of sustained shareholder value and support the achievement of our most critical long-term objectives. The performance targets were designed to be challenging but achievable with strong management performance.
Our Compensation Committee believes that performance-based equity awards, in addition to granting time-based options and time-based RSUs, incentivize and further align the interests of executives with the interests of shareholders.

Given Mr. Danziger's retirement as of December 31, 2024, he will not meet the service requirement and therefore will not receive any PSU awards. To date, assuming Mr. Doyle meets the service requirement on the vesting date, three of the target milestones have been achieved (successful completion of two specified clinical studies (twenty-five percent (25%) of the total target shares for each and one to two FDA acceptances of a PMA submission by the for a new indication (twenty-five percent (25%) of the total target shares for each)), totaling seventy-five percent (75%) of the target shares earned.

Other Employee Benefits and Compensation
We provide limited executive perquisites to some of our NEOs and limited change-in-control benefits as described further below. We generally provide our executives in the United States, Switzerland and Israel with the same benefits provided to all other employees in the United States, Switzerland and Israel, respectively.
In the United States, we sponsor a tax-qualified 401(k) defined contribution plan. Our 401(k) plan, which is generally available to all employees, allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the U.S. Internal Revenue Code of 1986, as amended (the "Code"). We currently match 50% of the first 6% of a participant’s annual compensation that he or she contributes, up to the maximum permitted by law. In 2024, we did not provide any profit-sharing contributions to our 401(k) plan.
As a global company, we frequently require our employees to relocate internationally. When that happens, we provide relocation services and benefits to enable them to transition to their new locations. These expenses include but are not limited to visa application, moving and other necessary services.
In Israel, we generally provide our executives, including NEOs, with severance, pension, disability and education benefits in line with both Israeli law as well as customary compensation practices among technology companies, including medical device companies. In accordance with certain exceptions under Israeli law, Messrs. Danziger and Ben-Arye are entitled to contractual severance benefits rather than the amounts specified by statute. Such contractual arrangements are common for employees in Israel in the technology sector. For Messrs. Danziger and Ben-Arye, we have contractually agreed to adhere to the provisions of the General Approval and to contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on his behalf with respect to severance, pension and disability benefits. In addition, we contribute to an advance study fund/professional education fund (keren hishtalmut) for the benefit of Messrs. Danziger and Ben-Arye. The employment agreement for Mr. Danziger also provides that unused vacation days may be accumulated (for two subsequent years) or redeemed under certain limitations. Each executive is also entitled to recuperation pay (d’mey havra’ah) in accordance with the provisions of the applicable law (with the number of days determined based on seniority). Mr. Danziger is also entitled to one month of paid sick days, fully compensated based on his regular base salary, per each year. Unused sick days may be accumulated for use in subsequent years, up to the maximum of six months.
For additional details with respect to the amounts contributed to the Managers Insurance Policy and professional education fund, please see the footnotes to the 2024 Summary Compensation Table below. Except as described above, we do not currently sponsor or contribute to any qualified or non-qualified defined benefit plan or any non-qualified defined contribution plan, and we do not currently maintain (or have any outstanding obligation with respect to) any traditional non-qualified deferred compensation plan or other deferred compensation plans.

Compensation Policies and Practices

Recoupment of Incentive Compensation (“Clawback”)
Our Policy on Recoupment of Incentive Compensation (the “Recoupment Policy”) applies to all executive officers (as designated by the Board) and any individual who served as an executive officer in the three year period prior to the date of the event that triggered the Recoupment Policy (each, a “Covered Executive”). The Recoupment Policy requires the Board to recover from a Covered Executive, subject to limited exceptions, an amount of any annual or long-term incentive compensation payment or award made or granted to the Covered Executive during the three year period preceding the filing of our financial statements that we are required to prepare containing an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”). The amount to be recovered is the amount of such payment exceeded the amount that otherwise would have been paid had it been determined based on the restated amounts.
Our Recoupment Policy is intended to comply with final rules adopted by NASDAQ in satisfaction of the requirements of the Dodd-Frank Act. Our employment agreements with our executive officers and the terms of the 2024 Plan contain provisions that automatically incorporate by reference the compensation recovery terms of the Dodd-Frank Act. To the extent the terms of such plans or agreements are inconsistent with any future changes to the applicable rules and listing standards, the requirements of the rules and listing standards will apply.
The terms of our 2024 Plan also contain provisions that allow us to recover any award issued under the 2024 Plan. Awards granted under the 2024 Plan are subject to recovery in the event the participant engages in “Detrimental Activity” within one year of the vesting or exercise of the award. Detrimental activity includes (i) the disclosure of confidential information, (ii) activity by the participant that would allow us to terminate the participant for cause or (iii) breach of any agreement between the participant and us or an Affiliate (including, without limitation, any written employment agreement or noncompetition or non-solicitation agreement).

Share Ownership Guidelines
Our Board believes that requiring executive officers to hold significant amounts of our Ordinary Shares strengthens their alignment with the interest of our shareholders and promotes achievement of long-term business objectives. Accordingly, our share ownership guidelines are intended to align more closely the interests of our executive officers with the interests of our shareholders and to continue to promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of our Ordinary Shares valued at three times their annual base salary (six times in the case of our CEO and our Executive Chairman) within five years of becoming an executive officer or, in the case of officers serving at the time the guidelines were initially adopted, within five years of the date of adoption of the guidelines. Outstanding but unvested PSUs and unvested share options do not count towards the ownership guidelines. The ownership levels of our executive officers and directors as of April 4, 2025 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. Executive Officers and directors who are not in compliance with the ownership guidelines are expected to refrain from selling our shares until they come into compliance.

Equity Grant Timing Practices
It is the Committee's practice to award share options and establish the exercise price as described above on a predetermined schedule - typically at the close of trading on the second trading day following our quarterly or annual earnings releases - so that the timing of disclosure of any material nonpublic information does not affect the value of executive compensation.
In 2024, we did not grant any share options to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information (other than a current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form), and ending one business day after the filing or furnishing of such report.

Risk Considerations in our Compensation Program
During 2024, at the direction of our Compensation Committee, FW Cook, with the assistance of our management, conducted a review of our compensation policies and practices and presented the findings to our Compensation Committee. After consideration of the information presented, our Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
In making this determination, our Compensation Committee considered our pay mix, our base salaries, and the attributes of our incentive and other variable compensation programs, including our annual bonus plan, our equity compensation plans and our sales compensation plans. We also have in place numerous business controls such as quarterly reviews of sales compensation, the Recoupment Policy and other internal business and operational approval processes.
Our Compensation Committee believes that the design of our compensation programs as outlined in the "Compensation Discussion and Analysis" places emphasis on long-term incentives and competitive base salaries, while a portion of the total annual compensation is tied to short-term performance in the form of an annual bonus. Our Compensation Committee concluded that the mix and design of the elements of our compensation policies and practices do not motivate imprudent risk-taking. Consequently, we are satisfied that any potential risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report.
COMPENSATION COMMITTEE
William Vernon, Chair
Martin Madden
Kristin Stafford

EXECUTIVE COMPENSATION

2024 Summary Compensation Table
The following table sets forth total compensation paid to our NEOs for 2024 and, to the extent required by applicable SEC disclosure rules, 2023 and 2022.

Named executive officer and principal position	Fiscal year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Asaf Danziger (4) Chief Executive Officer	2024	763,782	0	0	0	508,338	266,968	1,539,088
	2023	756,093	0	0	0	507,742	257,191	1,521,026
	2022	830,649	0	0	579,437	584,220	284,645	2,278,951

Ashley Cordova (5) Chief Financial Officer	2024	525,000	0	3,333,317	1,670,829	283,500	279,058	6,091,704
	2023	525,000	0	3,666,543	1,835,713	280,350	9,460	6,317,066
	2022	507,500	100,000	3,966,624	1,942,647	315,000	10,893	6,842,664

Francis Leonard (6) Executive Vice President, President Novocure US	2024	525,000	0	3,333,317	1,670,829	283,500	11,284	5,823,930
	2023	475,000	0	2,866,517	1,435,196	253,650	8,874	5,039,237
	2022	475,000	0	3,299,814	2,102,893	237,500	10,599	6,125,806

Uri Weinberg (7) Chief Innovation Officer	2024	471,483	0	2,666,647	1,336,659	226,473	354,644	5,055,906

Barak Ben-Arye (8) General Counsel	2024	458,971	0	2,666,647	1,336,659	203,646	133,458	4,799,381
	2023	432,835	0	2,733,205	1,368,467	203,409	125,728	4,863,644
(1)Mr. Danziger’s 2024 annual base salary and non-equity incentive plan compensation, expressed in U.S. dollars, are $700,000 and $467,250 respectively, and are translated to and paid in New Israeli Shekels ("NIS") at the rate of 4 NIS per 1 USD as determined by the Compensation Committee. The difference between the stated amounts and those reported in the table above are due to the currency translations of the amounts paid in NIS using the rate actually in effect on each transaction date.

(2)These amounts represent the aggregate grant date fair value of time-based RSUs and PSUs made during 2024, 2023 and 2022, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to Note 15 of Novocure’s financial statements in the Annual Report. For PSU awards to NEOs other than Mr. Danziger made in February 2024, these amounts reflect the grant date fair value of such awards at the time of grant based upon the probable outcome (earning 100% of target) at the time of grant. The value of the PSU awards granted February 27, 2024, assuming that the highest level of performance conditions was achieved was $3,333,317, $3,333,317, $2,666,647, and $2,666,647 for Ms. Cordova, Mr. Leonard, Dr. Weinberg and Mr. Ben-Arye, respectively. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEOs for awards made during 2024, 2023 and 2022.

(3)These amounts represent the aggregate grant date fair value of share option awards made during 2024, 2023 and 2022, respectively, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to Note 15 of the Novocure financial statements in the Annual Report. The amounts reflected in this column do not represent the actual amounts paid to or realized by the NEOs for awards made during 2024, 2023 and 2022.

(4)A detailed breakdown of “All other compensation” for Mr. Danziger for 2024 is provided in the table below, in each case, based on actual cost expressed in U.S. dollars.

Name	Company contribution to benefits ($)(a)	Vacation payout ($)(b)	Automobile payments ($)	Total ($)
Asaf Danziger	185,484	81,484	—	266,968
(a)Amount includes $115,342 in severance and pension contributions from us to Mr. Danziger’s Managers Insurance Policy; $57,284 in contributions from us to Mr. Danziger’s advance study fund/professional education fund (keren hishtalmut); $11,200 in payments by us in respect of social security and recuperation pay required by statute in Israel; convalescence pay, and gift cards given to Company employees three times per year (Passover, Rosh Hashana and birthday) and grossed up for taxes.
(b)Represents payment for 28 days of accrued but unused vacation time paid to Mr. Danziger pursuant to the exercise of his right, in accordance with his employment agreement, to annually elect to receive a cash payment based on his base salary in respect of such accrued but unused vacation time in lieu of using such accrued vacation in the future.

(5)“All other compensation” for Ms. Cordova for 2024 includes $1,384 for insurance premiums; $9,900 in matching contributions pursuant to the Company's 401(k) plan; $72,690 for accrued but unused vacation pay; $1,250 for length of service award; and $193,834 in expenses incurred from relocating to Switzerland from the U.S. upon her appointment to Chief Executive Officer.

(6)"All other compensation" for Mr. Leonard for 2024 includes $1,384 for insurance premiums; and $9,900 in matching contributions pursuant to the Company's 401(k) plan.

(7)Prior to August 1, 2024, Dr. Weinberg’s annual base salary and bonus, pursuant to his employment agreement, are expressed in U.S. dollars and paid in NIS using an exchange rate determined on the date of payment. As of August 1, 2024, Dr. Weinberg's annual base salary and bonus, pursuant to his employment agreement, are expressed and paid in CHF and expressed in U.S. Dollars above using an exchange rate equal to the average CHF to USD rate for calendar year 2024, which was 1.1363 USD per CHF. "All other compensation" for Dr. Weinberg includes $11,363 in automobile allowance; $37,133 in severance and pension contributions from us to Dr. Weinberg’s Managers Insurance Policy (Israel); $44,637 in employer pension contributions (Switzerland); $93,778 in accrued but unused vacation time payable upon relocation to Switzerland; $140,356 in relocation expenses incurred from relocating to Switzerland from Israel; $19,382 in contributions from us to Dr. Weinberg’s advance study fund/professional education fund (keren hishtalmut); $6,571 in payments by us in respect of social security and recuperation pay required by statute in Israel; convalescence pay, and gift cards given to Company employees three times per year (Passover, Rosh Hashana and birthday) and grossed up for taxes.

(8)Mr. Ben-Arye’s annual base salary and bonus, pursuant to his employment agreement, are expressed in U.S. dollars and paid in NIS using an exchange rate determined on the date of payment. "All other compensation" for Mr. Ben-Arye includes $15,057 automobile allowance; $70,335 in severance and pension contributions from us to Mr. Ben-Arye’s Managers Insurance Policy; $35,552 in contributions from us to Mr. Ben-Arye’s advance study fund/professional education fund (keren hishtalmut); $11,998 in payments by us in respect of social security and recuperation pay required by statute in Israel; convalescence pay, and gift cards given to Company employees three times per year (Passover, Rosh Hashana and birthday) and grossed up for taxes.

2024 Grants of Plan-Based Awards
Annual bonus opportunities and equity awards made in 2024 are reflected in the table below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Price ($/sh)	Grant Date Fair Value of Share & Option Awards ($)(2)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Asaf Danziger			525,000	1,050,000

Ashley Cordova			315,000	630,000
(3)	2/27/2024								156,348	16.30	1,666,670
(4)	2/27/2024							102,249			1,666,659
(5)	2/27/2024				25,562	102,249	204,498				1,666,659
Frank Leonard			315,000	630,000
(3)	2/27/2024								156,348	16.30	1,666,670
(4)	2/27/2024							102,249			1,666,659
(5)	2/27/2024				25,562	102,249	204,498				1,666,659

Uri Weinberg			255,668	511,336
(3)	2/27/2024								125,078	16.30	1,333,331
(4)	2/27/2024							81,799			1,333,324
(5)	2/27/2024				20,449	81,799	163,598				1,333,324

Barak Ben-Arye			220,000	440,000
(3)	2/27/2024								125,078	16.30	1,333,331
(4)	2/27/2024							81,799			1,333,324
(5)	2/27/2024				20,449	81,799	163,598				1,333,324
(1)As described above under “Annual Incentives” each NEO had the opportunity to earn a 2024 annual cash bonus. Targets are based on a percentage of the NEO’s salary. The target amount represents the amount payable if the target performance (100% achievement) was met. Amounts, if any, paid are reflected in the 2024 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.
(2)All equity awards made during 2024 were granted under the Company’s 2015 Plan. These amounts represent the aggregate grant date fair value of share option awards, time-based RSUs and PSUs made during 2024, calculated in accordance with the Company’s financial reporting practices. For information on the valuation assumptions with respect to these awards, refer to Note 15 of the Novocure financial statements in the Annual Report, as filed with the SEC.
(3)Reflects a share option award granted on February 27, 2024 that vests in four equal installments on each of the first four anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date. All options have an exercise price equal to the closing market price of our Ordinary Shares on the date of the award.
(4)Reflects an RSU award granted on February 27, 2024 that vests in three equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through the applicable vesting date.

(5)Reflects a PSU award granted on February 27, 2024 and the grant date fair value of such awards based upon the probable outcome (earning 100% of target) at the time of grant. Represents the threshold, target and maximum number of achievable shares pursuant to the 2024 NEO PSU awards granted on February 27, 2024 (See “Compensation Discussion and Analysis — Long-term Incentives” on page 48).The value of the PSU awards granted February 27, 2024, assuming that the highest level of performance conditions was achieved was $3,333,317 $3,333,317, $2,666,647, and $2,666,647 for Ms. Cordova, Mr. Leonard, Dr. Weinberg and Mr. Ben-Arye, respectively.

Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth information regarding outstanding share option and unvested RSU and PSU awards for our NEOs.

		Option Awards				Stock Awards
Named executive officer	Grant date	Number of securities underlying unexer-cised options (#)— exercis-able	Number of securities underlying unexer-cised options (#)— unexercis-able	Option exercise price ($ per share)	Option expiration date	Number of Shares or Other Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: # Number of Unearned Shares, Units, or Other Rights That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units, or Other Rights That Have Not Yet Vested ($)(3)
Asaf Danziger (1)	3/1/2022	13,470	—	80.59	2/29/2032	—	—	—	—
	3/3/2020	—	—			—	—	100,142	1,495,120
(5)	5/8/2019	115,060	—	47.56	5/7/2029	—	—	—	—
(6)	5/8/2019	35,000	—	47.56	5/7/2029	—	—	—	—
(7)	3/22/2019	44,953	—	47.04	3/21/2029	—	—	—	—
(7)	2/27/2018	202,758	—	21.15	2/26/2028	—	—	—	—

Ashley Cordova (7)	2/27/2024	—	156,348	16.30	2/26/2034	102,249	3,047,020	102,249	3,047,020
(7)	2/28/2023	9,904	29,710	76.97	2/27/2033	15,878	473,164	23,818	709,776
	8/2/2022	—	—			2,373	70,715	—	—
(1)	3/1/2022	5,140	—	80.59	2/29/2032	—	—	—	—
(7)	3/1/2022	18,832	18,832	80.59	2/29/2032	7,169	213,636	21,508	640,938
(7)	3/2/2021	1,503	5,001	153.09	3/1/2031	—	—	—	—
(7)	9/1/2020	11,336	—	84.68	8/31/2030	—	—	—	—
(7)	3/3/2020	7,816	—	69.37	3/2/2030	—	—	—	—
(7)	3/22/2019	7,297	—	47.04	3/21/2029	—	—	—	—
(7)	10/30/2018	5,533	—	32.02	10/29/2028	—	—	—	—
(7)	2/27/2018	8,025	—	21.15	2/26/2028	—	—	—	—
(7)	7/26/2017	1,573	—	19.25	7/25/2027	—	—	—	—

Francis Leonard (7)	2/27/2024	—	156,348	16.30	2/26/2034	102,249	3,047,020	102,249	3,047,020
(7)	2/28/2023	7,743	23,228	76.97	2/27/2033	12,414	369,937	18,621	554,906
(7)	11/1/2022	5,805	5,804	73.20	10/31/2032	2,276	67,825	—	—
(1)	3/1/2022	4,933	—	80.59	2/29/2032	—	—	—	—
(7)	3/1/2022	15,212	15,210	80.59	2/29/2032	5,790	172,542	17,371	517,656
(7)	3/2/2021	12,003	4,000	153.09	3/1/2031	—	—	—	—
(7)	9/1/2020	11,336	—	84.68	8/31/2030	—	—	—	—
(7)	3/3/2020	10,422	—	69.37	3/2/2030	—	—	—	—
(7)	7/30/2019	7,809	—	83.30	7/30/2029	—	—	—	—
(7)	3/22/2019	14,595	—	47.04	3/21/2029	—	—	—	—
(7)	7/31/2018	16,148	—	34.00	7/30/2028	—	—	—	—
(7)	2/27/2018	10,479	—	21.15	2/26/2028	—	—	—	—

Uri Weinberg (7)	2/27/2024	—	125,078	16.30	2/26/2034	81,799	2,437,610	81,799	2,437,610

Barak Ben-Arye (7)	2/27/2024	—	125,078	16.30	2/26/2034	81,799	2,437,610	81,766	2,436,627
(7)	2/28/2023	7,383	22,148	76.97	2/27/2033	11,836	352,713	17,755	529,099
(7)	4/1/2022	6,566	6,565	87.66	3/31/2032	2,534	75,513	7,605	226,629
(7)	3/1/2022	1,766	1,766	80.59	2/29/2032	671	19,996	—	—
(7)	11/2/2021	624	207	107.73	11/1/2031	—	—	—	—
(7)	3/2/2021	1,801	600	153.09	3/1/2031	—	—	—	—
(7)	3/3/2020	7,990	—	69.37	3/2/2030	—	—	—	—
(7)	7/30/2019	780	—	83.30	7/30/2029	—	—	—	—
(7)	3/22/2019	2,432	—	47.04	3/21/2029	—	—	—
(7)	2/27/2018	2,851	—	21.15	2/26/2028	—	—	—	—
(1)Reflects share options granted in lieu of 2021 annual incentive bonus to the NEOs that vest in two equal installments on each of the first two anniversaries of the grant date, subject to the NEO’s continued service through the applicable vesting dates.
(2)The “Stock Awards” column reflects time-based RSU awards that vest in three equal installments on or about each of the first three anniversaries of the grant date, subject to the NEO’s continued service through the applicable vesting dates.
(3)Calculated based on the closing share price of $29.80 on December 31, 2024.
(4)For the NEOs other than Mr. Danziger, this represents the target number of achievable shares that may be earned pursuant to PSU awards (vesting may range from 0% to 200% of the target share number if all of the performance conditions are achieved). Effective January 1, 2025, all of Mr. Danziger's March 3, 2020 PSUs were forfeit as a result of his retirement on December 31, 2024. Includes PSUs granted to certain NEOs in 2022 for which the performance criteria did not meet the threshold target measured as of December 31, 2024 and subsequently cancelled in February 2025 in the following amounts: Ms. Cordova: 21,508, Mr. Leonard: 17,371, Dr. Weinberg: 17,371 and Mr. Ben-Arye: 7,605.
(5)Reflects performance-based options to buy Ordinary Shares that fully vested and become exercisable on May 8, 2022. The vesting of these options included a condition that the closing price of Ordinary Shares be at least $59.45 (which was an increase of 25% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant. This price condition was met in 2021.
(6)Reflects performance-based options to buy Ordinary Shares that fully vested and become exercisable on May 8, 2022. The vesting of these options included a condition that the closing price of Ordinary Shares be at least $71.34 (which was an increase of 50% from the closing price on the date of grant) for a period of at least twenty (20) consecutive trading days during the period beginning on the two-year anniversary of the date of grant and ending on the three-year anniversary of the date of grant. This price condition was met in 2021.
(7)Reflects share options that vest in four equal installments on each of the first four anniversaries of the grant date (except for share options that were granted on March 22, 2019, which vest on the first four anniversaries of March 5, 2019). All share option awards are subject to the NEO’s continued service through the applicable vesting dates.

2024 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Asaf Danziger	—	—	—	—	—
Ashley Cordova	—		—	21,111	348,937
Francis Leonard	—		—	17,176	271,541
Uri Weinberg	—		—	13,023	206,397
Barak Ben-Arye	—		—	9,715	155,950
(1)The value realized on exercise is the difference between the market price of our Ordinary Shares at the time of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2)The value realized on vesting is the closing price of our Ordinary Shares the day prior to vesting, multiplied by the number of shares received on vesting.

Potential Payments upon Termination or Change in Control
We have entered into written employment agreements with each of our NEOs. These employment agreements, as generally described below, were intended to acknowledge and set forth the terms and conditions of each executive’s employment with us, including each executive’s duties and responsibilities, initial base salary levels, bonus and equity grant eligibility, employee benefit entitlements and severance protection. In addition, each of the employment agreements includes certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and/or non-disparagement covenants, which are intended to protect our interests as well as the interests of our shareholders, affiliates, directors, officers and employees.
We do not have any employment or other individual agreements with or in respect of any NEO that provide for an excise tax gross-up payment relating to a change in control. The employment agreement with Francis Leonard, our only NEO based in the U.S., provides that, in the event that the executive’s receipt of payments or distributions would subject him to the golden parachute excise tax under Section 4999 of the Code, the amount of parachute payments within the meaning of Section 280G of the Code will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause the executive to be better off, on a net after-tax basis, if such payments were so reduced than without such reduction and payment of the excise tax under Section 4999 of the Code.
Each of our NEOs is subject to an employment agreement that entitles the NEO to severance benefits, as follows:

Danziger Employment Agreement
Effective January 1, 2025, one of our subsidiaries entered into an amended and restated employment agreement with Asaf Danziger pursuant to which Mr. Danziger serves as our Senior Advisor to the Chief Executive Officer for a fixed term expiring on December 31, 2026 (the "End Date"). Under his employment agreement, Mr. Danziger’s employment may be terminated by either Mr. Danziger or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
We have contractually agreed to provide severance benefits and, pursuant to applicable law, we contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) on Mr. Danziger’s behalf. Such monthly contributions cover pension and disability benefits as well as severance pay in lieu of our statutory obligation to provide such payment under Israel’s Severance Pay Law. Pursuant to his employment agreement and subject to adjustment as required by law, Mr. Danziger is the beneficiary of a Managers Insurance Policy pursuant to which we contribute on a monthly basis 8.33% of his monthly gross salary in respect of severance, 6.5% of monthly gross salary in respect of pension benefits and up to 2.5% of monthly gross salary in respect of disability benefits. In addition to these Company contributions, Mr. Danziger contributes to his Managers Insurance Policy by way of a deduction from his monthly salary, a monthly amount equal to 6.0% of his monthly gross salary. Mr. Danziger is also entitled to one month of paid sick days, fully compensated based on his regular base salary, per each year. Unused sick days may be accumulated for use in subsequent years, up to the maximum of six months.

Upon termination of Mr. Danziger’s employment by us without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Danziger for “good reason” (each a “Qualifying Termination”) within 12 months following a change in control, and subject to Mr. Danziger’s execution without revocation of a release of claims, we will provide Mr. Danziger with a Change in Control Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) 200% of his base salary that would have been payable from the date of termination through the End Date, and (b) the Contributed Policy Value. Additionally, any share options or other equity awards other than PSUs granted to Mr. Danziger after the effective date of Mr. Danziger’s employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Danziger is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 12 months thereafter.

Cordova Employment Agreement
Effective January 1, 2025, one of our subsidiaries entered into an employment agreement with Ashley Cordova pursuant to which Ms. Cordova serves as our Chief Executive Officer. Under her employment agreement, Ms. Cordova’s employment is “at-will” and may be terminated by either Ms. Cordova or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
Upon termination of Ms. Cordova’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Ms. Cordova for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Ms. Cordova’s execution without revocation of a release of claims, she will be eligible to receive an amount equal to 100% of her base salary, paid in equal installments over a period of twelve months.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Ms. Cordova’s execution without revocation of a release of claims, Ms. Cordova will be eligible to receive an aggregate amount payable in a lump sum equal to the sum of 200% of her base salary plus her target annual bonus. Additionally, any unvested share options or other equity awards other than PSUs granted to Ms. Cordova will become fully vested on the date of such termination.
Pursuant to her employment agreement, Ms. Cordova is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during her employment and for 12 months thereafter.

Leonard Employment Agreement
Effective September 1, 2020, one of our subsidiaries entered into an employment agreement with Francis Leonard pursuant to which Mr. Leonard served as our Chief Development Officer. Under his employment agreement, Mr. Leonard’s employment is “at-will” and may be terminated by either Mr. Leonard or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Effective September 19, 2022, Mr. Leonard became our President, CNS Cancers US and effective January 4, 2024, Mr. Leonard became our Executive Vice President, President Novocure Oncology. The terms of Mr. Leonard's employment agreement have not otherwise changed.
Upon termination of Mr. Leonard’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Leonard for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Leonard’s execution without revocation of a release of claims, he will be eligible to receive an amount equal to 75% of his base salary, paid in equal installments over a period of nine months, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Leonard and his eligible dependents as of the date of termination until the earlier of (i) nine months following the date of termination and (ii) the date Mr. Leonard is eligible for coverage under a subsequent employer’s health plan.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Leonard’s execution without revocation of a release of claims, Mr. Leonard will be eligible to receive an aggregate amount equal to the sum of 1.5 times his base salary plus target annual bonus, paid in equal installments over a period of 18 months, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Leonard and his eligible dependents as of the date of termination until the earlier of (i) 12 months following the date of termination and (ii) the date Mr. Leonard is eligible for coverage under a subsequent employer’s health plan. Additionally, any unvested share options or other equity awards other than PSUs granted to Mr. Leonard will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Leonard is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for nine months thereafter.

Weinberg Employment Agreement
Effective August 1, 2024, one of our subsidiaries entered into an employment agreement with Dr. Uri Weinberg pursuant to which Dr. Weinberg serves as our Chief Innovation Officer. Under his employment agreement, Dr. Weinberg’s employment is “at-will” and may be terminated by either Dr. Weinberg or us at any time, subject to our obligation to provide severance in certain instances as discussed below. Upon termination of Dr. Weinberg’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Dr. Weinberg for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Dr. Weinberg’s execution without revocation of a release of claims, he will be eligible to receive an amount equal to 75% of his base salary, paid in equal installments over a period of nine months.
Upon a Qualifying Termination within 12 months following a change in control, and subject to Dr. Weinberg’s execution without revocation of a release of claims, Dr. Weinberg will be eligible to receive an aggregate amount equal to the sum of his base salary plus target annual bonus, paid in equal installments over a period of 12 months. Additionally, any unvested share options or other equity awards other than PSUs granted to Dr. Weinberg after the effective date of his employment agreement will become fully vested on the date of such termination.
Pursuant to his employment agreement, Dr. Weinberg is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for nine months thereafter.

Ben-Arye Employment Agreement
Effective April 1, 2022, one of our subsidiaries entered into an employment agreement with Barak Ben-Arye pursuant to which Mr. Ben-Arye serves as our General Counsel. Under his employment agreement, Mr. Ben-Arye’s employment may be terminated by either Mr. Ben-Arye or us at any time, subject to our obligation to provide severance in certain instances as discussed below.
We have contractually agreed to provide severance benefits and, pursuant to applicable law, we contribute on a monthly basis to a Managers Insurance Policy (bituach menahalim) and to a public pension fund on Mr. Ben-Arye’s behalf. Such monthly contributions cover pension and disability benefits as well as severance pay in lieu of our statutory obligation to provide such payment under Israel’s Severance Pay Law. Pursuant to his employment agreement and subject to adjustment as required by law, Mr. Ben-Arye is the beneficiary of a Managers Insurance Policy and a public pension fund pursuant to which we contribute on a monthly basis a total of 8.33% of his monthly gross salary in respect of severance, 6.5% of monthly gross salary in respect of pension benefits and up to 2.5% of monthly gross salary in respect of disability benefits. In addition to these Company contributions, Mr. Ben-Arye contributes to his Managers Insurance Policy and public pension fund by way of a deduction from his monthly salary, an aggregate monthly amount equal to 6.0% of his monthly gross salary.
Upon termination of Mr. Ben-Arye’s employment by us without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Ben-Arye for “good reason” (each a “Qualifying Termination”) prior to a “change in control,” subject to Mr. Ben-Arye’s execution without revocation of a release of claims, we will provide Mr. Ben-Arye with a Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) seventy-five percent (75%) of Mr. Ben-Arye’s annual base salary and (b) the contributed policy value (i.e., the amount in the Managers Insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”).
Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Ben-Arye’s execution without revocation of a release of claims, we will provide Mr. Ben-Arye with a Change in Control Severance Adjustment, payable in a lump sum, which will be equal to the positive difference, if any, between (a) the sum of 150% of his annual base salary plus 150% of his target annual bonus, and (b) the Contributed Policy Value. Additionally, any unvested share options or other equity awards other than PSUs granted to Mr. Ben-Arye will become fully vested on the date of such termination.
Pursuant to his employment agreement, Mr. Ben-Arye is subject to perpetual confidentiality and non-disparagement covenants, as well as non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 9 months thereafter.
The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “cause” or a resignation by the executive for good reason and (ii) an involuntary termination without “cause” or a resignation by the executive for good reason within twelve months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2024 based on the employment agreements in effect as of such date, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. The contributed policy value (i.e. the amount in the managers insurance policy/pension fund which is attributable to our contributions in respect of severance pay) (the “Contributed Policy Value”) for Mr. Danziger and Mr. Ben-Arye was determined using the NIS to USD exchange rate as of December 31, 2024.

		Triggering Event
Name	Type of Payment	Involuntary Without Cause or by Executive for Good Reason Prior to CIC ($) 12/31/2024		Involuntary Without Cause or by Executive for Good Reason After CIC ($) 12/31/2024
Asaf Danziger	Cash severance	0	(1)	1,102,706	(2)
	Benefit continuation	0		0
	Equity acceleration	0		0	(3)
	TOTAL	—		1,102,706

Ashley Cordova	Cash severance	393,750	(4)	1,260,000	(5)
	Benefit continuation	24,460		32,614
	Equity acceleration	0		5,915,234	(3)
	TOTAL	418,210		7,207,848

Francis Leonard	Cash severance	356,250	(6)	1,260,000	(8)
	Benefit continuation	24,287	(7)	32,383	(9)
	Equity acceleration	0		5,768,022	(3)
	TOTAL	380,537		7,060,405

Uri Weinberg	Cash severance	383,501	(10)	818,136	(11)
	Benefit continuation	0		0
	Equity acceleration	0		4,556,803	(3)
	TOTAL	383,501		5,374,939

Barak Ben-Arye	Cash severance	233,324	(12)	783,324	(13)
	Benefit continuation	0		0
	Equity acceleration	0		4,574,445	(3)
	TOTAL	233,324		5,357,769

1.Mr. Danziger is entitled to a lump sum, equal to the positive difference, if any, between his (a) annual base salary and (b) the Contributed Policy Value, as more fully described above. At December 31, 2024, the Contributed Policy Value was $1,347,294, which is in excess of Mr. Danziger's base salary.

2.Mr. Danziger is entitled to a lump sum equal to the positive difference, if any, between (a) 200% of his base salary that would have been payable from the date of termination through the End Date, and (b) the Contributed Policy Value, as more fully described above. At December 31, 2024, the Contributed Policy Value was $1,347,294. The potential Cash Severance reported reflects our payment to Mr. Danziger and does not include the Contributed Policy Value.
3.Represents the excess of fair market value of the underlying shares over the exercise price of unvested share options and the fair market value of shares underlying unvested RSUs as of December 31, 2024, to the extent such shares would have become vested and exercisable if a termination of employment following a change in control occurred at December 31, 2024.
4.Ms. Cordova is entitled to a lump sum payment of 75% of her base salary in effect at termination paid in installments over 9 months from the date of termination.
5.Ms. Cordova is entitled to a lump sum payment equal to the sum of 1.5 times her base salary plus her target annual bonus at the levels in effect at termination, paid in installments over 18 months from the date of termination.
6.Mr. Leonard is entitled to receive continued payment of 75% of his base salary in effect at termination paid in installments over 9 months from the date of termination.
7.Mr. Leonard is entitled to the value of payments of COBRA premiums for themselves and his eligible dependents for up to 9 months following date of termination.
8.Mr. Leonard is entitled to receive an aggregate amount equal to the sum of 1.5 times his base salary plus his target annual bonus at the levels in effect at termination, paid in installments over 18 months from the date of termination.
9.Mr. Leonard is entitled to the value of payments of COBRA premiums for themselves and his eligible dependents for up to 12 months following date of termination.
10.Dr. Weinberg is entitled to receive continued payment of his base salary in effect at termination paid in installments over 9 months from the date of termination.
11.Dr. Weinberg is entitled to receive an aggregate amount equal to the sum of his base salary plus his target annual bonus at the levels in effect at termination, paid in installments over 12 months from the date of termination.
12.Mr. Ben-Arye is entitled to a lump sum, equal to the positive difference, if any, between his (a) annual base salary and (b) the Contributed Policy Value, as more fully described above. At December 31, 2024, the Contributed Policy Value was $206,676. The potential Cash Severance reported reflects our payment to Mr. Ben-Arye and does not include the Contributed Policy Value.
13.Mr. Ben-Arye is entitled to a lump sum equal to the positive difference, if any, between (a) the sum of 1.5 times his annual base salary plus 1.5 times his target annual bonus at the levels in effect at termination, and (b) the Contributed Policy Value, as more fully described above. At December 31, 2024, the Contributed Policy Value was $206,676. The potential Cash Severance reported reflects our payment to Mr. Ben-Arye and does not include the Contributed Policy Value.

Equity Compensation Plan Information
The following table gives information about our Ordinary Shares that may be issued upon the exercise of share options and vesting of RSU awards under all of our existing equity compensation plans as of December 31, 2024, including the 2003 Share Option Plan, the 2013 Share Option Plan, the 2015 Omnibus Incentive Plan, the 2024 Plan and the Employee Share Purchase Plan ("ESPP").

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders	23,381,983	$15.20	17,210,661
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	23,381,983	$15.20	17,210,661

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, below is disclosure regarding executive compensation for our principal executive officer ("PEO" also known as our CEO), and other NEOs and company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. Pursuant to SEC rules, the information in this "Pay Versus Performance" section shall not be deemed to be incorporated by reference into any filing we make under the Securities Act or Exchange Act, unless expressly incorporated by specific reference in such filing. For further information on the Company’s pay-for-performance philosophy and how executive compensation aligns with our performance, refer to the Compensation Discussion and Analysis section of this proxy statement.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (2)	Cumulative Total Shareholder Return (3)	Peer Group Cumulative Total Shareholder Return (4)	Net Income (Millions) (5)	Company-Selected Measure: Net Revenue (Millions) (6)
2024	$1,539,088	$796,235	$5,442,730	$9,679,033	$35	$118	$(169)	$605.220
2023	$1,521,026	$(5,225,762)	$5,473,623	$(1,202,184)	$18	$119	$(207)	$509.338
2022	$2,278,951	$2,075,757	$6,477,346	$5,788,737	$87	$114	$(93)	$537.840
2021	$1,179,283	$(31,518,263)	$5,653,771	$(12,875,003)	$89	$126	$(58)	$535.031
2020	$8,956,704	$53,324,965	$7,398,969	$44,401,582	$205	$126	$20	$494.366

(1)     Mr. Danziger is our PEO for each year represented. The other named executive officers represented in the Other NEO average amounts above are:
• 2024: Ms. Cordova, Mr. Leonard, Dr. Weinberg and Mr. Ben-Arye
• 2023: Ms. Cordova, Mr. Groenhuysen, Mr. Leonard, Mr. Shah and Mr. Ben-Arye
• 2022: Ms. Cordova, Mr. Groenhuysen, Mr. Leonard and Mr. Shah
• 2021: Ms. Cordova, Mr. Groenhuysen, Mr. Longsworth and Mr. Shah
• 2020: Mr. Doyle, Ms. Cordova, Mr. Groenhuysen, Mr. Longsworth and Mr. Shah

(2)    The following adjustments were made to summary compensation totals to determine the Compensation Actually Paid values to our PEO and the Average Compensation Actually Paid values to our Other NEOs. The Fair Value of Equity Award values were determined using a Black-Scholes option-pricing model. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year.

	2024	2023	2022	2021	2020
Summary Compensation Table Total for PEO	$1,539,088	$1,521,026	$2,278,951	$1,179,283	$8,956,704
Subtract: Grant Date Fair Value of Equity Awards	$—	$—	$(579,437)	$—	$(6,946,850)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Fiscal Year that are Outstanding and Unvested	$—	$—	$498,330	$—	$17,328,572
Add (Subtract): Change as of the Vesting Date (from the end of the Prior Fiscal Year) in Fair Value of any Awards Granted in any Prior Fiscal Year that Vested in the Covered Fiscal Year.	$4,707	$(6,801,975)	$(186,784)	$(31,193,820)	$34,084,824
Add (Subtract): Change as of the end of the Fiscal Year (from the end of the Prior Fiscal Year) in Fair Value of any Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested as of the end of the Covered Fiscal Year	$(747,560)	$55,187	$64,697	$(1,503,726)	$(98,284)
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—	$—	$—
Compensation Actually Paid to PEO	$796,235	$(5,225,762)	$2,075,757	$(31,518,263)	$53,324,965

	2024	2023	2022	2021	2020
Average Summary Compensation Table Total for Other NEOs	$5,442,730	$5,473,623	$6,477,346	$5,653,771	$7,398,969
Subtract: Grant Date Fair Value of Equity Awards	$(4,503,726)	$(4,661,927)	$(5,608,911)	$(5,122,931)	$(6,125,015)
Add: Year-end Fair Value of Equity Awards Granted in the Applicable Fiscal Year that are Outstanding and Unvested	$7,546,385	$637,101	$5,003,251	$1,559,370	$16,047,959
Add (Subtract): Change as of the Vesting Date (from the end of the Prior Fiscal Year) in Fair Value of any Awards Granted in any Prior Fiscal Year that Vested in the Covered Fiscal Year.	$40,845	$(3,671,596)	$(121,327)	$(13,778,889)	$33,150,418
Add (Subtract): Change as of the end of the Fiscal Year (from the end of the Prior Fiscal Year) in Fair Value of any Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested as of the end of the Covered Fiscal Year	$1,152,799	$1,020,615	$38,378	$(1,186,323)	$(6,070,749)
Add: Value of Dividends on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—	$—	$—
Average Compensation Actually Paid to Other NEOs	$9,679,033	$(1,202,184)	$5,788,737	$(12,875,003)	$44,401,582

(3)    Cumulative Total Shareholder Return (“TSR”) represents the price appreciation of our Ordinary Shares plus dividends paid (assuming reinvestment) during the measurement period beginning as of market close December 31, 2019 through December 31 of the year noted.
(4)    The peer group represented is the NASDAQ Biotechnology Index which is the peer group represented in Part II, Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of our Annual Report. The Cumulative TSR for the peer group reflects weighting of each constituent company’s TSR by its stock market capitalization.
(5)     Net Income amounts reported here are the net income amounts reflected in the our audited consolidated financial statements for the applicable years.
(6)     Net Revenue amounts reported here are the net revenue amounts reflected in the our audited consolidated financial statements for the applicable years.
The following chart sets forth the relationship between Compensation Actually Paid ("CAP") to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Cumulative TSR over the five most recently completed fiscal years.
The chart below illustrates the mostly positive correlation between Compensation Actually Paid and the TSR of our Ordinary Shares and of the Nasdaq Biotechnology index over the same period. The TSR amounts in the graph assume the investment of $100 on December 31, 2019 and the reinvestment of any dividends paid. This correlation is to be expected due to the significant value equity awards have as a percentage of our NEOs’ total overall compensation packages. This relationship can be seen for both our PEO and our other NEOs as a group most notably in 2020 and 2021. Our PEO has not received significant equity awards since 2020 (see "Long-Term Incentives - 2020 Performance Awards to CEO and Executive Chairman" on page 50).

CAP vs. TSR
$205
$126
$126
$114
$119
$118
$89
$87
$18
$35
$53.3M
$44.4M
($31.5M)
($12.9M)
$2.1M
$5.8M
($5.2M)
($1.2M)
$0.8M
$9.7M
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Company TSR
Peer Group TSR

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Income during the five most recently completed fiscal years.

CAP vs. Net Income
$19.8M
($58.4M)
($92.5M)
($207.0M)
($168.6M)
$53.3M
$44.4M
($31.5M)
($12.9M)
$2.1M
$5.8M
($5.2M)
($1.2M)
$0.8M
$9.7M
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Net Income (millions)

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Revenue.
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Net Revenue during the five most recently completed fiscal years.

CAP vs. Net Revenue
$494.4M
$535.0M
$537.8M
$509.3M
$605.2M
$53.3M
$44.4M
($31.5M)
($12.9M)
$2.1M
$5.8M
($5.2M)
($1.2M)
$0.8M
$9.7M
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Net Revenue (millions)

Tabular List of Most Important Financial Performance Measures
The following table presents the financial and other performance measures that we consider to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to our performance. The measures below are not ranked:
Net Revenue
TSR
Adjusted EBITDA
New Patient Starts
Clinical Trial Milestones

2024 PAY RATIO
As required by SEC rules, we are disclosing the median of the annual total compensation of our employees (excluding the CEO), the annual total compensation of our CEO, Mr. Asaf Danziger, and the ratio of these two amounts.
We have estimated the median of the 2024 annual total compensation of our employees, excluding our CEO, to be $141,515. The 2024 annual total compensation of our CEO as reported in the Summary Compensation Table, is $1,539,088. The ratio of the total compensation of our CEO to the estimated median of the annual total compensation of our employees was 10.88 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
The following paragraphs provide important context related to our employee population and describe the methodology and the material assumptions, adjustments, and estimates that we used to calculate this ratio.
We are a global company with both operations and executives located throughout the world. As of December 31, 2023, our workforce consisted of approximately 1,497 full-time and part-time employees, including hourly employees, who worked for our parent company and consolidated subsidiaries. In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries.
We included all of our full-time and part-time employees globally, but excluded our CEO. We annualized the compensation of full-time and part-time employees who were hired during the measurement period but did not work for us for the entire period. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes. We did not make any cost of living adjustments.
For purposes of this disclosure, the date used to identify the "median employee" was October 31, 2023. As permitted by SEC rules, we used the same median employee that was identified in the preparation of our pay ratio disclosure last year because we believe there has been no change in our overall employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure. To identify the “median employee,” we utilized the 2023 base salary, annual cash incentive and other cash compensation, and equity compensation for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We grant equity to most of our employee population, so including equity compensation is representative of our employee population.
Using this measure, we identified a “median employee” who is a full-time, salaried employee located in the United States. For 2024, the employee had an annual total compensation of $141,515, calculated in accordance with the Summary Compensation Table disclosure rules and comprised of base salary, a cash bonus and the grant date fair value of equity compensation.
The SEC’s rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables present information as to the beneficial ownership of our Ordinary Shares as of April 4, 2025 for:
•each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Ordinary Shares;
•each named executive officer as set forth in the summary compensation table included in this proxy statement;
•each of our directors and director nominees; and
•all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our Ordinary Shares in the tables is based on 111,485,134 Ordinary Shares issued and outstanding on April 4, 2025. Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days of April 4, 2025 or other stock awards that vest within that time are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Novocure, 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

Ownership of Management

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Ordinary Shares	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
Directors and Named Executive Officers:
Barak Ben-Arye (1)	173,696	75,612	249,308	*
Ashley Cordova (2)	356,472	153,867	510,339	*
Asaf Danziger (3)	415,640	411,241	826,881	*
William Doyle (4)	551,176	2,185,802	2,736,978	2.41%
Jeryl Hilleman (5)	6,590	71,295	77,885	*
David Hung (6)	13,194	74,981	88,175	*
Kinyip Gabriel Leung (7)	82,228	25,912	108,140	*
Francis Leonard (8)	219,126	174,920	394,046	*
Martin Madden (9)	19,673	75,685	95,358	*
Allyson Ocean (10)	4,053	9,326	13,379	*
Timothy Scannell (11)	7,017	22,906	29,923	*
Kristin Stafford (12)	4,053	5,291	9,344	*
William Vernon (13)	168,886	85,362	254,248	*
Uri Weinberg (14)	221,218	123,219	344,437	*
All directors and current executive officers as a group (18 persons)	2,751,499	3,597,764	6,349,263	5.52%
 *    Represents beneficial ownership of less than one percent of our outstanding Ordinary Shares.
(1)Represents 58,271 Ordinary Shares and 115,425 time-based unvested RSUs held by Mr. Ben-Arye and 75,612 Ordinary Shares underlying options exercisable by Mr. Ben-Arye within 60 days of April 4, 2025.
(2)Represents 126,813 Ordinary Shares and 229,659 time-based unvested RSUs held by Ms. Cordova and 153,867 Ordinary Shares underlying share options exercisable by Ms. Cordova within 60 days of April 4, 2025.
(3)Represents 15,640 Ordinary Shares and 400,000 time-based unvested RSUs held by Mr. Danziger and 411,241 Ordinary Shares underlying share options exercisable by Mr. Danziger within 60 days of April 4, 2025.
(4)Represents 413,009 Ordinary Shares held by Mr. Doyle and 138,167 Ordinary Shares held by WFD-GP II, LLC. Mr. Doyle is a managing director of WFD Ventures LLC, which is the sole member of WFD-GP II, LLC. As such, Mr. Doyle’s ownership includes the beneficial ownership of 138,167 Ordinary Shares held by WFD-GP II, LLC. Mr. Doyle disclaims beneficial ownership in such shares to the extent that he does not have a pecuniary interest. Includes 2,185,802 Ordinary Shares underlying share options exercisable by Mr. Doyle within 60 days of April 4, 2025.
(5)Represents 2,537 Ordinary Shares and 4,053 time-based unvested RSUs held by Ms. Hilleman and 71,295 Ordinary Shares underlying share options exercisable by Ms. Hilleman within 60 days of April 4, 2025.
(6)Represents 9,141 Ordinary Shares and 4,053 time-based unvested RSUs held by Dr. Hung and 74,981 Ordinary Shares underlying share options exercisable by Dr. Hung within 60 days of April 4, 2025.
(7)Represents 78,175 Ordinary Shares and 4,053 time-based unvested RSUs held by Mr. Leung and 25,912 Ordinary Shares underlying share options exercisable by Mr. Leung within 60 days of April 4, 2025.

(8)Represents 87,502 Ordinary Shares and 131,624 time-based unvested RSUs held by Mr. Leonard and 174,920 Ordinary Shares underlying share options exercisable by Mr. Leonard within 60 days of April 4, 2025.
(9)Represents 15,620 Ordinary Shares and 4,053 time-based unvested RSUs held by Mr. Madden and 75,685 Ordinary Shares underlying share options exercisable by Mr. Madden within 60 days of April 4, 2025.
(10)Represents no Ordinary Shares and 4,053 time-based unvested RSUs held by Dr. Ocean and 9,326 Ordinary Shares underlying share options exercisable by Dr. Ocean within 60 days of April 4, 2025.
(11)Represents 2,964 Ordinary Shares and 4,053 time-based unvested RSUs held by Mr. Scannell and 22,906 Ordinary Shares underlying share options exercisable by Mr. Scannell within 60 days of April 4, 2025.
(12)Represents no Ordinary Shares and 4,053 time-based unvested RSUs held by Ms. Stafford and 5,291 Ordinary Shares underlying share options exercisable by Ms. Stafford within 60 days of April 4, 2025.
(13)Represents 164,833 Ordinary Shares and 4,053 time-based unvested RSUs held by Mr. Vernon and 85,362 Ordinary Shares underlying share options exercisable by Mr. Vernon within 60 days of April 4, 2025.
(14)Represents 107,381 Ordinary Shares and 113,837 time-based unvested RSUs held by Dr. Weinberg and 123,219 Ordinary Shares underlying share options exercisable by Dr. Weinberg within 60 days of April 4, 2025.

Ownership of Certain Beneficial Owners
As of April 4, 2025, our records and a review of relevant SEC filings indicated that the following shareholders were the beneficial owners of more than 5% of our Ordinary Shares.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percent
FMR LLC (1)	15,962,765	14.3%
BlackRock, Inc. (2)	12,215,856	11.0%
The Vanguard Group (3)	11,127,354	10.0%
Capital International Investors (4)	8,896,076	8.0%
Hansjoerg Wyss (5)	8,141,397	7.3%
Soleus Capital Master Fund, L.P. (6)	5,521,414	5.0%
(1)As reported on Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 9, 2024. The address for FMR is 245 Summer Street, Boston, MA 02210. FMR has indicated that it holds our Ordinary Shares together with certain of its subsidiaries. FMR reported sole voting power with respect to 15,961,924 shares, and sole dispositive power with respect to 15,962,765 shares.
(2)As reported on Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on July 8, 2024. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. BlackRock reported sole voting power with respect to 11,625,281 shares and sole dispositive power with respect to 12,215,856 shares.
(3)As reported on Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on July 10, 2024. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has indicated that it holds shares of our Ordinary Shares together with certain of its subsidiaries. Vanguard reported shared voting power with respect to 193,546 shares, sole dispositive power with respect to 10,821,987 shares and shared dispositive power with respect to 305,367 shares.
(4)As reported on Schedule 13G/A filed by Capital International Investors (“CII”) with the SEC on February 9, 2024. The address for CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. CII has indicated that it is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CII's divisions of each of the investment management entities collectively provide investment management services under the name "Capital International Investors." CII reported sole voting power with respect to 8,116,274 shares, and sole dispositive power with respect to 8,896,076 shares.
(5)As reported on Schedule 13G/A filed by Mr. Wyss with the SEC on February 1, 2021, includes the beneficial ownership of 8,141,397 Ordinary Shares. The address for Mr. Wyss is c/o Loreda, 138 Mt. Auburn St, Cambridge, MA 02138. Mr. Wyss reported sole voting and dispositive power with respect to 8,141,397 shares.
(6)As reported on Schedule 13G filed by Soleus Capital Master Fund, L.P. (“Soleus Master Fund”) with the SEC on April 1, 2025. The address for Soleus Master Fund is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830. Soleus Master Fund filed its Schedule 13G jointly with Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, L.P., Soleus GP, LLC, and Guy Levy, each of the same address. Soleus Master Fund has indicated that the shares reported in Schedule 13G are held directly by Soleus Master Fund and that: Soleus Capital, LLC is the sole general partner of Soleus Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management, L.P. ("SCM") is the investment manager for Soleus Master Fund, Soleus GP, LLC is the sole general partner of SCM and Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Soleus Master Fund. Soleus Master Fund reported shared voting and dispositive power with respect to 5,521,414 shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Ordinary Shares and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2024, all officers, directors and greater than 10% beneficial owners required to meet Section 16(a) filing requirements filed all such reports on a timely basis.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
Once you have received notice from the Company or your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify the Company or your broker that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may notify your broker or direct your written request to: Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania, 19087, USA. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

Presentation of Accounts
Under Jersey law, the directors are required to present the accounts of the company and the reports of the directors and auditors before the shareholders at a general meeting. Therefore, our accounts for the fiscal year ended December 31, 2024 will be presented to the shareholders at the Annual Meeting.

Shareholder Proposals and Nominations for the 2026 Annual General Meeting of Shareholders
To be considered for inclusion in our proxy materials for the 2026 annual general meeting of shareholders pursuant to the SEC’s Rule 14a-8, shareholder proposals must be submitted in writing by December 21, 2026 to our company secretary at Second Floor, No. 4 The Forum, Grenville Street, St. Helier, Jersey, Channel Islands JE2 4UF. Otherwise, if you wish to submit a proposal to be considered at the 2026 annual general meeting of shareholders or nominate a director for election at such meeting, you must submit notice to NovoCure’s company secretary at the address above between February 3, 2026 and March 5, 2026. You are also advised to review our Articles, which contain additional requirements related to our advance notice procedures. A copy of our Articles may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also request a copy of our Articles, without charge, from Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.

Other Matters
As of the date of this Proxy Statement, our Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the shareholders, proxies will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports
Our Annual Report will be mailed with this Proxy Statement to those shareholders that request and receive a copy of the proxy materials in the mail. Shareholders that received the Notice of Internet Availability can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability. The Annual Report and this Proxy Statement are also available on our investor relations website at www.novocure.com and at the SEC’s website at www.sec.gov.
Upon written request by a Novocure shareholder, we will mail without charge a copy of our Annual Report, including our Annual Report on Form 10-K and the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, NovoCure Limited, at 1550 Liberty Ridge Drive, Suite 115, Wayne, Pennsylvania 19087, USA.
By Order of the Board of Directors
William F. Doyle
Chairman of the Board of Directors
April 21, 2025

Exhibit A
Proposed 2025 Employee Share Purchase Plan
2025 NOVOCURE LIMITED
EMPLOYEE SHARE PURCHASE PLAN
(Effective June [4], 2025)

1.Purpose.
The purpose of the 2025 NovoCure Limited Employee Share Purchase Plan (the “Plan”) is to encourage and enable eligible employees of NovoCure Limited (the “Company”) and certain designated affiliated companies to acquire proprietary interests in the Company through the ownership of Ordinary Shares of the Company. The Company believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability as shareholders to participate in the Company’s growth and earnings. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code with respect to Offerings to employees of the Company’s U.S. Subsidiaries. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in Section 423 Offerings in a manner consistent with the requirements of that section of the Code. The Plan replaces the NovoCure Employee Share Purchase Plan effective as of September 16, 2015 the “Prior Plan”).
2.Definitions.
The following words or terms have the following meanings:
(a)“Agent” means the agent, broker or other administrator, including without limitation, employees of the Employer, appointed by the Committee pursuant to Section 4(b) hereof.
(b)“Annual Pay” means an amount equal to the annual basic rate of pay of an Eligible Employee as determined from the payroll records of the Company or Designated Subsidiary, including amounts contributed by an Eligible Employee under Section 401(k) or 125 of the Code, but excluding all other cash compensation paid to an Eligible Employee during a Purchase Period by the Company or Designated Subsidiary. Without limiting the generality of the foregoing, Annual Pay shall not include overtime, bonuses, any contributions by the Company or Designated Subsidiary, to, or benefits paid under, the Plan or any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan or any deferred compensation arrangement (other than pursuant to Section 401(k) or 125 of the Code), expenses and reimbursements, and any other special or extraordinary compensation. Notwithstanding the foregoing, prior to a Purchase Period, the Committee, in its sole discretion, may adjust the types of compensation constituting Annual Pay; provided that any such determination shall be applied on a uniform and consistent basis to all Eligible Employees.
(c)“Board of Directors” means the Board of Directors of the Company.
(d)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(e)“Committee” means the Compensation Committee of the Board of Directors, any successor committee or such other committee the Board of Directors appoints to administer the Plan. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors.
(f)“Company” means NovoCure Limited, a public limited company incorporated under the laws of Jersey, Channel Islands, and its successors by operation of law.
(g)“Continuous Service” means the period of time, uninterrupted by a termination of employment, and immediately preceding an Offering Date, that an Employee has been employed by the Company and/or a Subsidiary. Such period of time shall include any separation period of leave or layoff of less than three months occurring within such period of time. For the purposes of the Plan, any period of leave or layoff three months or longer shall be deemed to cause a termination of Continuous Service effective as of the end of the third month of such leave or layoff.
(h)“Designated Subsidiaries” means each Subsidiary and Parents (if any) that are specifically designated to participate in the Plan by the Committee from time to time in its sole discretion. No Subsidiary or Parent (if any) located in jurisdictions outside of the United States shall be a Designated Subsidiary on and after the Effective Date unless the Committee specifically designates such Subsidiary or Parent in the future as a Designated Subsidiary. The Committee may adopt different terms and conditions that may apply to a Designated Subsidiary, provided that such terms and conditions are consistent with the Plan and, with respect to Section 423 Offerings, Section 423 of the Code.

(i)“Effective Date” means the date the Plan is approved by the shareholders of the Company at the 2025 Annual General Meeting of Shareholders.
(j)“Eligible Employee” means each person who on an Offering Date: (i) is an Employee of the Company or a Designated Subsidiary; and (ii) is not deemed for the purposes of Section 423 of the Code to own, directly or indirectly and by certain rules of constructive ownership, shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company, a Subsidiary or Parent (if any). Notwithstanding the foregoing, subject to Section 423 of the Code with respect Section 423 Offerings, the Committee may exclude the employees of any specified Designated Subsidiary from any Offering under the Plan.
(k)“Employee” means each person employed by the Company or a Subsidiary, excluding: (i) a person whose customary employment is 20 hours or less per week; (ii) a person who has been employed for less than 90 days; and (iii) a person whose customary employment is not for more than five months in any calendar year; provided, however, that “Employee” as used herein shall not include an agent or an independent contractor; provided, further, that prior to the commencement of a Purchase Period, the Committee shall have authority to modify the definition of Employee, subject to compliance with Section 423 of the Code with respect to Section 423 Offerings. An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified by the Employer as an Employee but who provides services to the Employer through another entity or otherwise shall not be eligible to participate in the Plan during the period that the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.
(l)“Employer” means, with respect to any Employee, the Company or Designated Subsidiary by which the Employee is employed.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)“Market Price” means the closing price of the Ordinary Shares as reported on the principal market, trading system or exchange on which the Company’s Ordinary Shares are traded as of the applicable Purchase Date, or if there was no sale on such date, then as of the next preceding date on which there was a sale.
(o)“Non-Section 423 Offering” means an Offering that is not intended to qualify under Section 423 of the Code.
(p)“Offering” means an offer of an Option under the Plan that may be exercised on the Purchase Date of a Purchase Period. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company and each Offering to the Eligible Employees of each Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the separate Offerings are identical, and the provisions of the Plan shall separately apply to each Offering. To the extent permitted by Section 423 of the Code, the terms of each separate Section 423 Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code. The terms of a Non-Section 423 Offering need not be identical.
(q)“Offering Date” means January 1 and July 1 of each Plan Year or such other dates determined by the Committee prior to the commencement of a Purchase Period. The first Offering Date under the Plan shall be July 1, 2025, unless otherwise delayed by the Committee in its sole discretion.
(r)“Option” means the right or rights granted to Eligible Employees to purchase the Ordinary Shares under an Offering made under the Plan and pursuant to such Eligible Employees’ elections to purchase such Ordinary Shares.
(s)“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations other than the employer corporation owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.
(t)“Participant” means an Eligible Employee who participates in the Plan.
(u)“Plan” means the 2025 NovoCure Limited Employee Share Purchase Plan, as amended from time to time.
(v)“Plan Year” means a twelve-month period beginning January 1 and ending December 31 for which the Plan is in effect.
(w)“Prior Plan” means the NovoCure Limited Employee Share Purchase Plan, effective September 16, 2015.
(x)“Purchase Date” means June 30 and December 31 of each Plan Year or such other dates determined by the Committee.

(y) “Purchase Period” means the period beginning on an Offering Date and ending on the next succeeding Purchase Date.
(z)“Rule 16b-3” means Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions.
(aa)“Ordinary Shares” means the ordinary shares of the Company of no par value.
(ab)“Section 423 Offering” means an Offering that is intended to qualify under Section 423 of the Code.
(ac)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.
(ad)“Subscription Period” means, with respect to each Option, the first day of the last month preceding the Purchase Period through the 20th day of the last month preceding the Purchase Period, or such other period of time designated by the Company, in its sole discretion, in any offer of Ordinary Shares under the Plan beginning on the first day Eligible Employees may elect to purchase Ordinary Shares and ending on the last day such elections to purchase are authorized to be received and accepted.
3.Ordinary Shares Reserved for Plan.
(a)The Ordinary Shares to be sold to Eligible Employees under the Plan may, at the election of the Committee, be purchased by the Agent on the open market or may be treasury shares or newly-issued and authorized Ordinary Shares delivered to the Plan, upon such terms as the Committee may approve. The maximum number of Ordinary Shares which shall be reserved and made available for sale under the Plan shall be 6,507,843, less the number of Ordinary Shares issued on the last “Purchase Date” pursuant to the Prior Plan, subject to adjustment as provided in paragraph (b) of this section. The Ordinary Shares reserved may be issued and sold pursuant to one or more Offerings under the Plan. With respect to each Offering and subject to Section 423 of the Code with respect to Section 423 Offerings, the Committee may specify the number of Ordinary Shares to be made available, the length of the Subscription Period, the length of the Purchase Period, the Offering Dates, the maximum number of Ordinary Shares that may be purchased by a Participant with respect to a Purchase Period and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed twenty-seven (27) months for any Offering.
(b)In the event of any increase, reduction, or change or exchange of Ordinary Shares for a different number or kind of Ordinary Shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of Ordinary Shares, repurchase of Ordinary Shares, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Ordinary Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Ordinary Share covered by each Option under the Plan which has not yet been exercised and the maximum number of Ordinary Shares that may be purchased during a Purchase Period.

4.Administration of the Plan.
(a)The Plan shall be administered by the Committee and the Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, jurisdictions outside of the United States to comply with applicable laws, including, without limitation, tax and securities laws. The Committee may require that Ordinary Shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Ordinary Shares. All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties.
(b)The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an Agent to administer the Plan, purchase and sell Ordinary Shares in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. The Agent shall serve as custodian for purposes of the Plan and Ordinary Shares purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial shareholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Ordinary Shares, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.
(c)The Company shall, to the fullest extent permitted by law and the Articles of Association of the Company and, to the extent not covered by insurance, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, except in instances where any such person engages in willful misconduct or fraud or as otherwise prohibited by applicable law. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Articles of Association of the Company. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Company.
5.Participation in the Plan.
All subscription agreements entered into pursuant to the Prior Plan shall be honored under the Plan and all Prior Plan “Participants” shall automatically be Participants under the Plan on the Effective Date unless they withdraw as a “Participant” under the terms of the Prior Plan before the Effective Date.
Options to purchase the Ordinary Shares under the Plan shall be granted to all Eligible Employees; provided, however, that solely to the extent allowable under Section 423 of the Code with respect to a Section 423 Offering, the Committee may determine that an Offering of Ordinary Shares under the Plan will not be extended to highly compensated employees (within the meaning of Code Section 414(q)) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied in an identical manner to all highly compensated employees of the Employer. Except as otherwise determined by the Committee, persons who are highly compensated employees (within the meaning of Code Section 414(q) with compensation at any level or who are officers or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act shall be eligible to participate in the Plan.
Notwithstanding the foregoing, Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Code Section 7701(b)(1)(A)) may not participate in the Plan, unless otherwise permitted by the Committee, if the grant of an Option under the Plan to such Employee is prohibited under the laws of the applicable foreign jurisdiction.
6.Purchase Price.
The purchase price for Ordinary Shares purchased pursuant to the Plan shall be determined by the Committee, in its sole discretion, and shall remain in effect unless modified at least thirty (30) days prior to the applicable Offering Date, but in no event shall be less than the lesser of eighty-five percent (85%) of the Market Price of an Ordinary Share on either the Offering Date or the Purchase Date. Effective as of the Effective Date until modified by the Committee, the price per Ordinary Share subject to an Offering shall be eighty-five percent (85%) of the lesser of (a) the Market Price of an Ordinary Share on the Offering Date or (b) the Market Price of an Ordinary Share on the Purchase Date.
7.Method of Payment.
Payment for Ordinary Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment.
8.Employee’s Election to Purchase; Grants of Options.
(a)In order to enroll and participate in the Plan, an Eligible Employee must make an election on a form provided by the Committee (or designee) stating the Eligible Employee’s desire to purchase Ordinary Shares under the Plan during the Purchase Period in an amount (on an after-tax basis) not less than 1% but not more than 10% of the Eligible Employee’s Annual Pay which he or she elects to have withheld each payroll period during the Purchase Period. In order to be given effect, an Eligible Employee’s election to purchase Ordinary Shares must be delivered on or before the last day of the Subscription Period to the person or office designated by the Company to receive and accept such elections. Except as otherwise provided in the Plan, once enrolled in the Plan, a Participant’s payroll deduction authorization indicating his or her election to purchase Ordinary Shares shall remain in effect for subsequent Purchase Periods unless and until modified or canceled by the Participant.
(b)Subject to the provisions of Section 8(c) below, once enrolled in the Plan, a Participant may only increase or decrease an existing payroll deduction authorization at the times and in accordance with procedures, if any, implemented by the Committee or its designee. A Participant may cancel an existing payroll deduction authorization at any time pursuant to Section 14(a) hereof and thereby terminate participation in the Plan with respect to a Purchase Period.
(c)Notwithstanding the foregoing provisions, in no event shall a Participant be permitted to increase the rate of his or her payroll deductions under the Plan to an amount which would result in non-compliance with the limitations stated in Sections 11(a) or (b) hereof. Further, notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 11(a) or (b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 14(a) hereof.
(d)All payroll deductions made by a Participant shall be credited, without interest, to such Participant’s account under the Plan. A Participant may not make any additional payments into such account except as otherwise provided herein.
(e)In the event a Participant makes a hardship withdrawal of employee deferral (401(k)) contributions under a 401(k) profit sharing plan of the Company, a Subsidiary, or a Parent or an affiliate or any other plan qualified under Section 401(a) of the Code that contains a Code Section 401(k) feature, to the extent required by such plan or applicable law, such Participant’s payroll deductions and the purchase of Ordinary Shares under the Plan shall be suspended until the first payroll period following the Offering Date commencing six (6) months after the date the Participant obtained the hardship withdrawal. If a Participant who elects a hardship withdrawal under such a 401(k) profit sharing plan or such other plan has a cash balance accumulated in his or her account at the time of the withdrawal that has not already been applied to purchase Ordinary Shares, such cash balance shall be returned to the Participant, without interest, as soon as administratively practicable.
9.Exercise of Option.
(a)A Participant’s election to purchase Ordinary Shares shall be exercised automatically on each Purchase Date following a Participant’s election, and the maximum number of whole Ordinary Shares subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant’s account. In no event shall certificates for any fractional Ordinary Shares be issued under the Plan. Ordinary Shares shall be credited to the Participant’s account as soon as administratively feasible after the Purchase Date. Any funds available from payroll deductions not used to purchase Ordinary Shares on the Purchase Date because such amount is insufficient to purchase a whole Ordinary Share (a “Fractional Rollover”) will be carried over to the following Purchase Period or returned, without interest, to the Participant if the Participant timely withdraws from the Plan. All other payroll deductions credited to the Participant’s account and not used to purchase Ordinary Shares on a Purchase Date shall be distributed to the Participant, without interest. All Fractional Rollovers held on behalf a Participant with respect to the last Purchase Period under the Prior Plan upon its termination will be held for the benefit of such Participant under the Plan and used to fund the purchase of Ordinary Shares during the first Purchase Period following the Effective Date.
(b)If all or any portion of the Ordinary Shares that would otherwise be subject to Options granted on any Offering Date exceeds the number of Ordinary Shares then available under the Plan (after deduction of all Ordinary Shares for which Options have been exercised or are then outstanding) or if all or any portion of the Ordinary Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of any other reason, the Committee shall make a pro rata allocation of the Ordinary Shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of the reduction in the number of Ordinary Shares affected thereby and shall similarly reduce the rate of each Participant’s payroll deductions, if necessary, and return any remaining payroll deduction balance credited, without interest, to each Participant as soon as practicable thereafter.
10.Delivery of Ordinary Shares.
All the Ordinary Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Purchase Date. A Participant shall have none of the rights or privileges of a shareholder of the Company with respect to Ordinary Shares covered by an Option until such Option has been exercised and the Participant has become a holder of record of the Ordinary Shares acquired pursuant to such exercise.
All the Ordinary Shares purchased pursuant to the Plan shall be delivered by the Company in a manner as determined from time to time, by the Board of Directors, the Committee or their designee. The Board of Directors or its Committee, in its discretion, may determine that the shares shall be delivered by the Company to the Participant by issuing and delivering a certificate for the number of Ordinary Shares purchased by a Participant on a Purchase Date, or that the Ordinary Shares purchased by a Participant on a Purchase Date, be delivered to a securities brokerage firm, as selected by the Board of Directors or its Committee, and such Ordinary Shares shall be maintained by the securities brokerage firm in separate Plan accounts for Participants.
Each certificate or investment account, as the case may be, will be in the name of the Participant.
11.Limitations of Number of Ordinary Shares That May Be Purchased.
Unless otherwise determined by the Committee prior to the commencement of a Purchase Period, no Participant may purchase more than 4,000 Ordinary Shares during any Purchase Period. Notwithstanding any provisions of the Plan to the contrary, no individual shall be granted an Option under the Plan:
(a)if, immediately after the grant, such individual (or any other person whose shares would be attributed to such individual pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding Options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent; or
(b)which permits such individual’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such shares (determined at the time such Option is granted) for any calendar year in which such Option is outstanding at any time.
12.Shareholder Rights.
The Ordinary Shares purchased upon exercise of an Option hereunder shall be credited to the Participant’s account under the Plan. Only upon the Participant becoming a holder of record of the Ordinary Shares shall a Participant obtain the rights of a shareholder with respect to the Ordinary Shares purchased, including, without limitation, any right to vote the Ordinary Shares or receive any dividends or any other distributions thereon. The Ordinary Shares purchased will be issued as soon as practicable after the Purchase Date.
13.Rights to Purchase Ordinary Shares Not Transferable.
(a)Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Ordinary Shares under the Plan may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as a cancellation of a Participant’s election to purchase shares in accordance with Section 14 hereof. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her.
(b)All rights of a Participant granted under this Plan, including but not limited to, the grant of an Option, the right to exercise an Option and the ability to authorize payroll deductions shall relate solely to a Participant.
14.Cancellation of Election to Purchase.
(a)A Participant who has elected to purchase Ordinary Shares during a Purchase Period may cancel his or her election to purchase Ordinary Shares with respect to such Purchase Period. Any such cancellation shall apply to all payroll deductions withheld (and any other amounts credited to his or her account) during the Purchase Period. A cancellation shall be effective as soon as administratively feasible after the delivery by the Participant of sufficient prior written notice of cancellation on a form provided by, or acceptable to, the Company for such purpose to the office or person designated by the Company to receive such elections. In order to be given effect with respect to a Purchase Period, a notice of cancellation must be so delivered no later than the date set by the Company.
(b)A Participant’s rights, upon the cancellation of his or her election to purchase Ordinary Shares, shall be limited to receiving in cash, as soon as practicable after delivery of the notice of cancellation, the cash balance (without interest) then credited to his or her account.
(c)A Participant’s cancellation of his or her election to purchase Ordinary Shares in an Offering shall not have any effect upon such Participant’s eligibility to participate in a subsequent Offering or in any similar plan which may hereafter be adopted by the Company, subject to the Participant’s satisfaction of the eligibility requirements under such subsequent Offering or other Plan and properly enrolling in such subsequent Offering or other plan.
15.Leave of Absence.
(a)Subject to Section 15(b), in the event that, during a Purchase Period, a Participant is granted a paid leave of absence (including a military leave), the Participant’s election for payroll deductions (i) shall continue in accordance with the Participant’s prior election until the earlier of the end of the three-month period that commences on the first date of the Participant’s paid leave or the Participant’s cessation of the paid leave of absence (other than due to reemployment as an Eligible Employee with the Employer), and (ii) shall be deemed to have been canceled at the end of such earlier period.
(b)An individual is treated as an Employee for the purposes of the Plan while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed three months, or if longer, so long as the individual’s right to reemployment with the Employer is provided either by statute or by contract (including, without limitation, leave provided under the Family and Medical Leave Act of 1993 (“FMLA”) or the Uniformed Services Employment and Reemployment Rights Act (“USERRA”)). If the period of leave exceeds three months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship for the purposes of the Plan is deemed to terminate on the first day immediately following such three-month period.
16.Termination of Continuous Service; Other Involuntary Withdrawal.
If a Participant’s Continuous Service terminates for any reason, or if a Participant ceases to be an Eligible Employee, the entire payroll deduction amount to the credit of such Participant, without interest, shall be refunded to such Employee and the Participant’s ability to continue to purchase Ordinary Shares in the Plan shall cease.
17.Interest.
Except as required by law, no interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
18.Application of Funds.
All funds received by the Company in payment for Ordinary Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose.
19.Amendment and Termination.
(a)The Company, by action of the Board of Directors (or a duly authorized committee) or the Committee may at any time terminate, amend or suspend the Plan. No such termination shall materially impair Options previously granted and no amendment may make any change in any Option theretofore granted which materially impairs the rights of any Participant. No amendment shall be effective unless approved by the shareholders of the Company if shareholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule. No Options shall be granted under the Plan, and the Plan will automatically terminate, on the date prior to the 10th anniversary of the Effective Date. Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited, without interest, to a Participant’s account (that have not been used to purchase Ordinary Shares) and shall distribute or credit Ordinary Shares credited to a Participant’s account. Upon suspending the Plan, any payroll deductions credited to a Participant’s account (that have not been used to purchase Ordinary Shares) shall be used to purchase Ordinary Shares in accordance with Section 9 hereof, substituting the term Purchase Date with the effective date of the suspension of the Plan.
(b)Without shareholder consent and without regard to whether any Participant rights may be considered to have been “materially impaired,” the Board of Directors or the Committee shall be entitled to change the purchase price, Purchase Periods, limit or increase the frequency and/or number of changes in the amount withheld during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Ordinary Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board of Directors or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the purchase price, (ii) the Purchase Period, (iii) the maximum percentage of Compensation that may be deducted pursuant to Section 8(a) or (iv) the maximum number of Ordinary Shares that may be purchased in an Offering Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board of Directors or the Committee.
20.Reports.
Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at such times prescribed by the Company; such statements may set forth the amounts of payroll deductions, the purchase price per Ordinary Share, the number of Ordinary Shares purchased, the aggregate Ordinary Shares in the Participant’s account and the remaining cash balance, if any, or any other information as designated by the Committee.
21.Effective Date; Governmental Approvals or Consents.
The Plan was originally adopted by the Board of Directors in its resolution adopting the Plan on February 26, 2025, subject to shareholder approval of the Plan in accordance with the requirements of the laws of the Jersey, Channel Islands. The Plan will be submitted for shareholder approval at the Company’s 2025 Annual General Meeting of Shareholders and, if approved, will become effective as of such date of shareholder approval. The Plan and any Offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors or the Committee may make such changes in the Plan and include such terms in any Offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan will be eligible for tax benefits under the Code or the laws of any state.
22.Notices.
All notices or other communications by a Participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof and within the time period prescribed by the Company or Committee. Each Participant shall be responsible for furnishing the Company with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.
23.Regulations and Other Approvals; Governing Law.
(a)This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Bailiwick of Jersey without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law; provided, that the terms and conditions of this Plan shall be limited to the extent required by the Companies (Jersey) Law 1991, as amended, or other applicable laws of Jersey, Channel Islands, and the Board of Directors or the Committee may amend the Plan at any time without a Participant’s consent to comply with the Companies (Jersey) Law 1991, as amended, and other applicable laws of Jersey, Channel Islands.
(b)The obligation of the Company to sell or deliver Ordinary Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company shall not be obligated to issue any Ordinary Shares to a Participant if, in the opinion of counsel for the Company, the issuance of such Ordinary Shares will constitute a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange.
(c)To the extent required, the Plan is intended to comply with exemptive conditions under Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.
(d)The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.
24.Restrictions.
All certificates for Ordinary Shares delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares are then listed or any national securities association system upon whose system the Ordinary Shares are then quoted, any applicable federal or state securities law, and any applicable corporate law and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
25.No Employment Rights.
The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.
26.Severability of Provisions.
If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
27.Construction.
The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
28.Electronic Elections, Purchases, and Transactions.
Any election, purchase or other transaction hereunder that is required to be made in writing may, to the extent determined by the Committee, be made, delivered and accepted electronically.
29.Non-U.S. Participants.
To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Designated Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a).

V68726-P30933

NovoCure Limited
Annual General Meeting of Shareholders
June 4, 2025 9:00 AM ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christoph Brackmann and Barak Ben-Arye, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of NovoCure Limited that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM ET on June 4, 2025, at NovoCure Limited on the Second Floor, No. 4 The Forum, Grenville Street, St. Helier JE2 4UF, Jersey, Channel Islands, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

NOVOCURE LIMITED
SECOND FLOOR, NO. 4 THE FORUM
GRENVILLE STREET
ST. HELIER JE2 4UF
JERSEY, CHANNEL ISLANDS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 1, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 1, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68725-P30933

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVOCURE LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Ashley Cordova	☐	☐	☐
1b. Asaf Danziger	☐	☐	☐
1c. William Doyle	☐	☐	☐
1d. Jeryl Hilleman	☐	☐	☐
1e. David Hung	☐	☐	☐
1f. Kinyip Gabriel Leung	☐	☐	☐
1g. Martin Madden	☐	☐	☐
1h. Allyson Ocean	☐	☐	☐
1i. Timothy Scannell	☐	☐	☐
1j. Kristin Stafford	☐	☐	☐
1k. William Vernon	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date